Exhibit 4.78

AGREEMENT AND PLAN OF MERGER

dated as of

January 15, 2025,

by and among

BLACKSWAN TECHNOLOGIES, INC.,

HUB CYBER SECURITY LTD.,

BST MERGER SUB, INC.,

and

RANAN GROBMAN,

in his capacity as the Equityholder Representative

i

ii

Exhibits
Exhibit A:	Form of Written Consent
Exhibit B:	Certificate of Merger & Amended & Restated Certificate of Incorporation
Exhibit C:	Form of Pre-funded Warrant

Schedules Company Disclosure Schedule
Schedule A:	Company Knowledge Individuals
Schedule B	Parent Fully Diluted Shares
Schedule 8.02(i):	Required Notices
Schedule 8.02(ii):	Third Party Consents
Schedule 8.02(iii):	Terminated Contracts

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 15, 2025, is made by and among Hub Cyber Security Ltd. (“Parent”), an Israeli company, BST Merger Sub, Inc., a Delaware corporation and direct or indirect wholly owned Subsidiary (as defined below) of Parent (“Merger Sub”), Blackswan Technologies, Inc., a Delaware corporation (the “Company”), and Ranan Grobman, in his capacity as the representative of the Equityholders as set forth herein (the “Equityholder Representative”).

RECITALS:

WHEREAS, the Parent and the Company are parties to that certain Collaboration and Option Agreement, with an effective date as of November 1, 2023, pursuant to which the Company granted the Parent the exclusive right until August 22, 2025 to elect to acquire all of the outstanding share capital of the Company and the Parent is interested in exercising such right and consummating the Merger (as defined below) and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, promptly following the execution of this Agreement, the holders of Company Stock constituting at least the Required Stockholder Vote shall deliver to Parent an executed Action by Majority Consent of the Stockholders in the form attached hereto as Exhibit A (the “Written Consent”) adopting, among other things, this Agreement;

WHEREAS, the Board of Directors of each of the Company and Merger Sub has recommended to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquired Companies” means the Company and each Subsidiary of the Company.

“Acquired Company Employee” means an employee of an Acquired Company.

“Action” means any action, suit, inquiry, hearing, investigation, audit (including Tax audit), litigation, arbitration, mediation, claim (including any crossclaim or counterclaim), complaint, allegation, demand, charge, grievance, prosecution or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding).

“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, following the Effective Time, the Affiliates of Parent shall include the Surviving Corporation.

“Aggregate Closing Consideration” means an amount equal to (i) the Base Consideration, plus (ii) the Indebtedness Decrease Adjustment Amount (if any), minus (iii) the Indebtedness Increase Adjustment Amount (if any), minus (iv) the Transaction Expenses Adjustment Amount (if any), minus (v) the Escrow Amount.

“Aggregate Merger Consideration” means an amount of Parent Shares equal to the sum of (i) the Aggregate Closing Consideration, plus (ii) the amount of the Escrow Amount distributable to the Pro Rata Holders.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” means the Allocation Schedule as prepared in accordance with Section 2.08(a) setting forth the following information:

(i) each Pro Rata Holder’s name, address and email address as of immediately prior to the Effective Time,

(ii) the number of shares of each class and series of Company Stock held as of immediately prior to the Effective Time by each such Pro Rata Holder,

(iii) the number of shares of each class and series of Company Warrants held by each Pro Rata Holder as of immediately prior to the Effective Time, including the exercise price thereof,

(iv) a calculation of the Aggregate Merger Consideration, including each component thereof, and the portion thereof payable to each Pro Rata Holder,

(v) a calculation of the Aggregate Closing Consideration, including each component thereof, and the portion thereof payable to each Pro Rata Holder,

(vi) each Pro Rata Holder’s Pro Rata Share expressed as a percentage, and each Pro Rata Holder’s Pro Rata Share of the Escrow Amount )expressed as a number of Parent Shares(, and

(vii) the number of Parent Shares beneficially owned by each Pro Rata Holder immediately prior to the Closing, calculated in accordance with the Israeli Companies Law, 5759-1999, and, if different, Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder.

“Anti-Corruption and Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Israeli Penal Law-1977, the Israeli Prohibition on Money Laundering Law, 2000, any rules or regulations thereunder, and any other applicable United States and non-U.S. anti-corruption or anti-bribery laws and regulations.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, permit, legislation, order (including extension order), injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Average Price” shall mean the average closing market price per Parent Share on the principal trading market of the Parent Shares for the ten (10) trading days prior to the Closing Date.

“Base Consideration” means 36,500,000 Parent Shares.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Israel are authorized or required by Applicable Law to close.

“Cap” has the meaning set forth on in Section 10.01(d)(i).

“Certificate of Incorporation” means the Seventh Restated Certificate of Incorporation of the Company, dated as of December 2, 2022, as amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.01(b).

“Change of Control Payment” has the meaning set forth in the definition of Transaction Expenses.

“Claims Period” has the meaning set forth in Section 10.02(d).

“Closing” has the meaning set forth in Section 2.01(a).

“Closing Balance Sheet” a consolidated balance sheet of the Acquired Companies as of the Closing Date, which shall have been prepared in accordance with GAAP applied on a basis consistent with the Company’s past practices used in preparation of the Financial Statements.

“Closing Date” has the meaning set forth in Section 2.01(a).

“Code” means the U.S. Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding, arrangement or other contractual obligation between any of the Acquired Companies and any labor organization or other authorized employee representative representing Service Providers.

“Company” has the meaning set forth in the Preamble.

“Company Certificate” has the meaning set forth in Section 9.02(d).

“Company Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Company Disclosure Schedule” means the disclosure schedules dated the date of this Agreement and delivered by the Company to Merger Sub and Parent in connection with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.14(a).

“Company Intellectual Property” means all Intellectual Property Rights that are Owned Intellectual Property Rights, Licensed Intellectual Property Rights, or are otherwise used or held for use by any Acquired Company.

“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development (each, an “Effect”) that, individually or in the aggregate with all other Effects, that have occurred or prior to the date of determination of the occurrence of a Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Acquired Companies, taken as a whole, excluding any Effect to the extent arising or resulting from (A) changes, developments or conditions in the general economic or political conditions in the jurisdictions in which the Acquired Companies operate; (B) changes affecting the industry generally in which the Company operates; (C) acts of war, insurrection, sabotage or terrorism, natural disasters or epidemics or pandemics; or (D) changes in Applicable Law or GAAP or the binding interpretation or enforcement thereof; (E) the public announcement of the execution or consummation of this Agreement, (F) any action taken by the Company that is expressly required pursuant to this Agreement and/or Effects resulting from any action taken, or the failure to take any action, by the Company with the written request of Parent or Merger Sub, to the extent such written consent of the Parent or Merger Sub is expressly required under this Agreement, or (G) the identity of Parent (it being understood that this clause (G) shall not apply to a breach of any representation or warranty or covenant related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents), unless, in the case of each of the foregoing clauses (A) and (D)), such Effect has a materially disproportionate effect on the Acquired Companies relative to other companies in the same business as the Acquired Companies.

“Company Personnel” means any director, officer, employee or Contractor of an Acquired Company whether currently engaged or employed or engaged or employed in the past.

“Company Preferred Stock” means the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock, the Series A-5 Preferred Stock, and the Series B Preferred Stock.

“Company Products” has the meaning set forth in Section 3.12(f).

“Company Securities” has the meaning set forth in Section 3.05(c).

“Company Stock” means all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock.

“Company Stock Option” means any outstanding option to purchase shares of Company Stock, whether granted under the Company Stock Plan or otherwise.

“Company Stock Plan” means the Company’s 2019 Global Share Incentive Plan, including all sub-plans and appendixes thereto, as amended from time to time.

“Company Warrants” means any outstanding warrants to purchase shares of Company Stock.

“Company’s Current Facilities” has the meaning set forth in Section 3.22.

“Company’s Facilities” has the meaning set forth in Section 3.22.

“Company’s Knowledge”, “Knowledge of the Company” or similar terms mean the actual knowledge of any of the individuals identified as “knowledge individuals” on Schedule A, or that each of them should have had, after reasonable inquiry.

“Contract” means any written or oral agreement, lease, sublease, license, sublicense, contract, sale or purchase order, instrument, arrangement, understanding, obligation, commitment or undertaking, in each case, that is or purports to be legally binding, including any legally binding exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereof.

“Contractor” has the meaning set forth in Section 3.14(j).

“Copyleft Open Source Software” means any Open Source Software that, when such item of Open Source Software is incorporated or embedded into, linked to, or installed, distributed, integrated or bundled with other software (“Other Software”) the applicable license agreement for such Open Source Software: (i) prohibits or restricts a person’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of the Other Software; (ii) requires the distribution or making available of source code of any Other Software; (iii) except as specifically permitted by law, grants any right to any person (other than the recipient of the software) or otherwise expressly allows any such person to decompile, disassemble or otherwise reverse-engineer any Other Software; (iv) requires to apply the licensing agreement thereof to the Other Software which is deemed as a derivative work or such Open Source Software; or (v) requires the source code of modifications to or modified versions of the Open Source Software to be distributed or made available to licensees or any third party. The term “Copyleft Open Source Software” includes, without limitation, each and every version of GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), Affero General Public License (AGPL) and Server Side Public License (SSPL).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Covered Tax” means any Taxes of, in connection with or related to on any Acquired Company on account of any Pre-Closing Tax Period, including for this purpose any Taxes with respect to deferred revenues arising in the Pre-Closing Tax Period, regardless of when recognized for income tax purposes. For the avoidance of doubt, Covered Taxes shall include (i) any payroll Taxes or other Taxes of any Acquired Company arising in connection with any payment required pursuant to, or arising as a result of, this Agreement; and (ii) any withholding Taxes that were required to be withheld pursuant to Section 2.9 hereof, including from any payment for Transaction Expenses. The determination of Covered Taxes of any Acquired Company for the portion of the Straddle Tax Period ending on and including the Closing Date shall be determined on a closing-of-the-books basis (assuming that the books of such Acquired Company were closed at the close of the Closing Date) by assuming that the Straddle Tax Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of such Acquired Company for the Straddle Tax Period shall be allocated accordingly; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two deemed taxable periods on the basis of the number of days in the deemed taxable period ending on the Closing Date compared to the number of days in the portion of the deemed taxable period beginning after the Closing Date. For the avoidance of doubt, Covered Taxes will not include any Taxes attributable to a Pre-Closing Tax Period which result from the transfer and/or sale of any asset(s) and/or activity(ies) and/or business(es) (including workforce) of any Acquired Company that is executed during a Post-Closing Tax Period but is deemed by the ITA or any other Taxing Authority to have occurred in a Pre-Closing Tax Period.

“Damages” has the meaning set forth in Section 10.01(a).

“Data Protection Laws” has the meaning set forth in Section 3.20(a).

“DGCL” means the Delaware General Corporation Law.

“D&O Indemnified Parties” has the meaning set forth in Section 7.02(a).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.01(b).

“Employee Plan” means any bonus, incentive compensation, deferred compensation, pension plans, provident funds, education fund and any pension arrangement, profit sharing, retirement, share purchase, share option, share ownership, share appreciation rights, phantom share, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, further education fund, workmen’s compensation or other insurance, severance, separation, employment, consulting or other material employee benefit plan, practice, policy or arrangement of any kind, existing at the Closing Date or prior thereto, which is or was established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to (or ever required to be contributed to), or provided by the Company to its employees and under which an Acquired Company has or has ever had liability to its employees.

“Encouragement Law Incentives” has the meaning set forth in Section 3.08(f).

“End Date” has the meaning set forth in Section 12.01(b)(i).

“Equityholder” means a Stockholder, Optionholder or Warrantholder, in each case immediately prior to the Effective Time, or Pro Rata Holder.

“Equityholder Representative” has the meaning set forth in the Preamble.

“Escrow Account” means an account designated by the Escrow Agent for the deposit of the Escrow Amount.

“Escrow Agent” means ESOP Management and Trust Services Ltd., an Israeli company (or, if they are unable or unwilling to serve, such other nationally recognized, reputable and impartial paying agent mutually agreed by Parent and the Equityholder Representative).

“Escrow Agreement” has the meaning set forth in Section 9.02(f).

“Escrow Amount” means 10% of the Base Consideration.

“Escrow Termination Date” means the date that is twelve (12) months after the Closing Date.

“Estimate Statement” has the meaning set forth in Section 2.08(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.08(a).

“Expiration Date” has the meaning set forth in Section 10.01(b).

“Export, Encryption Controls and Sanctions Laws” means all Applicable Laws in the United States of America or Israel (i) imposing trade sanctions on countries, individuals or entities; (ii) regulating the export, re-export, transfer, disclosure or provision of commodities, software, technology or services, or (iii) regulating the use of or activities relating to encryption or decryption or cryptography capable products, including export controls, sanctions laws and regulations and encryption controls of the United States of America, Israel and any other relevant jurisdiction.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fully Diluted Basis” means all issued and outstanding Parent Shares calculated in accordance with the principles set forth in Schedule B.

“Fundamental Representations” has the meaning set forth in Section 10.01(b).

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, investor rights’ agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement, and any amendments or supplements to any of the foregoing.

“Governmental Authority” means an applicable Israeli or any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority (including self-regulatory authorities), department, court, agency or official, including any political subdivision thereof.

“Governmental Grant” means any grant, funding, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, or reimbursement arrangement, provided or made available by or on behalf of or under the authority of the IIA or any related authorities or programs, the Israeli Investment Center, the Israeli Tax Authority, the State of Israel, and any bi-, multi-national, regional or similar program, framework or foundation (including, for example, BIRD), the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry.

“Indebtedness” means, with respect to the Acquired Companies as of immediately prior to the Effective Time, on a consolidated basis and without duplication: (i) all obligations of such Persons for borrowed money or indebtedness issued in substitution or exchange for borrowed money (excluding any trade payables or accounts payable that are not delinquent), including any indebtedness evidenced by any note, bond, debenture or other debt security (including a purchase money obligation), (ii) all obligations of such Persons in respect of letters of credit, to the extent drawn, (iii) all capital lease obligations, (iv) all obligations of the Acquired Companies under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (v) any obligations secured by a lien on the assets of such Persons, (vi) all unpaid Taxes with respect to Covered Taxes, which, notwithstanding anything to the contrary, shall be calculated as of the end of the Closing Date, (vii) all obligations and liabilities owed to Company Personnel, (viii) any accrued interest and fees with respect to the foregoing, (ix) any prepayment penalties or premiums, and any costs and fees that would arise or become due as a result of the prepayment of any of the obligations described in the foregoing, and (x) all direct and indirect guarantees made by such Persons with respect to the foregoing; provided that Indebtedness shall exclude any and all Transaction Expenses.

“Indebtedness Cap” means Indebtedness in an aggregate amount of $12,200,000.

“Indebtedness Decrease Adjustment Amount” means 1,176,829 Parent Shares, for each full amount of $1,000,000 by which the amount of Estimated Indebtedness as of the Closing Date, is lower than the Indebtedness Cap, up to 5,884,145 Parent Shares. For illustrative purposes only, (i) if the aforesaid Estimated Indebtedness will be $9,720,000 (i.e., $2,500,000 less than the Indebtedness Cap), then the Indebtedness Decrease Adjustment Amount will be 2,353,658 Parent Shares and (ii) if the Estimated Indebtedness will be $6,920,000 (i.e., $5,300,000 less than the Indebtedness Cap), then the Indebtedness Decrease Adjustment Amount will be 5,884,145 Parent Shares.

“Indebtedness Increase Adjustment Amount” means 1,176,829 Parent Shares, for each full amount of $1,000,000 by which the amount of Estimated Indebtedness as of the Closing Date, is higher than the Indebtedness Cap. For illustrative purposes only, if the aforesaid Indebtedness will be $14,720,000 (i.e., $2,500,000 more than the Indebtedness Cap), then the Indebtedness Increase Adjustment Amount will be 2,353,658 Parent Shares.

“Information Statement” has the meaning set forth in Section 5.03.

“Information Systems” has the meaning set forth in Section 3.20(d).

“Infringe” or “Infringing” shall mean infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights, and such term shall include all conjugated forms of each of the foregoing, as applicable.

“Institutions” has the meaning set forth in Section 3.12(n).

“Intellectual Property Agreements” has the meaning set forth in Section 3.12(d).

“Intellectual Property Rights” means any and all intellectual and proprietary rights of any kind or nature, including all rights in, to and under: (i) copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world, including economic rights in copyrights (collectively, “Copyrights” or “copyrights”) (ii) (a) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing and including unregistered trademarks), and (b) all goodwill associated with or symbolized by any of the foregoing (collectively, “Trademarks” or “trademarks”), (iii) issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights filed with any registration office), including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof (collectively, “Patents” or “patents”), (iv) domain names, uniform resource locators and other names and locators associated with the Internet, (v) registered and unregistered designs, (vi) moral rights, (including the right to the integrity, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous) (“Moral Rights”), rights of publicity, personality rights and other rights to use or exploit the name, image, voice and likeness of any individual, (vii) (a) all know-how, confidential, proprietary and non-public information, however documented and whether or not documented and (b) all trade secrets within the meaning of Applicable Law (collectively, such know-how, information and trade secrets are referred to herein as “Trade Secrets”), (viii) rights to bring an action for any past, present or future infringement, dilution, misappropriation or other impairment or violation of rights and to seek and receive damages, proceeds or any other legal or equitable protections and remedies with respect to any of the foregoing, and (ix) similar or equivalent rights to or embodied in any of the foregoing anywhere in the world.

“IP Representations” has the meaning set forth in Section 10.01(c).

“IRS” means the U.S. Internal Revenue Service.

“Israeli Subsidiary” means Cognitive Systems Ltd.

“ITA” means the Israel Tax Authority.

“ITO” means the Israel Income Tax Ordinance (New Version) 1961 and any regulations promulgated thereunder (as amended).

“Leased Property” has the meaning set forth in Section 3.11(b).

“Letter of Transmittal” has the meaning set forth in Section 2.07(a).

“Liability” means any debt, liability or obligation of any kind, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, secured or unsecured, determined or determinable, or otherwise and whether or not the same is required to be accrued on financial statements, and includes all costs and expenses relating thereto.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by any third party and that are licensed or sublicensed to any of the Acquired Companies.

“Lien” means any mortgage, pledge, security interest, lien, charge, hypothecation, option, right of first refusal, right of first negotiation, equitable interest, preemptive right, title retention or title reversion agreement, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger” has the meaning set forth in Section 2.01(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Moral Rights” has the meaning set forth in the definition of Intellectual Property Rights.

“Officer’s Certificate” has the meaning set forth in Section 10.02(a).

“Off-the-Shelf Software” means any software (other than Open Source Software) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard, unmodified terms and conditions for license fees of less than Ten Thousand Dollars ($10,000) per license per year.

“Open Source Software” is any Software that is made available under an agreement, license or distribution model that meets the Open Source (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Optionholder” means a holder of a Company Stock Option.

“Order” means any judgment, decree, injunction, ruling, award, subpoena, verdict, order, writ or decision of any Governmental Authority.

“Owned Intellectual Property Rights” means (i) all Intellectual Property Rights owned (solely or jointly with others) or purported to be owned (solely or jointly with others) by any of the Acquired Companies and (ii) all Intellectual Property Rights where Applicable Law precludes an employee, consultant, contractor or other Person from assigning Intellectual Property Rights to an Acquired Company where such employee, contractor, consultant or other Person grants to an Acquired Company, in lieu of such prohibited assignment, sole, exclusive, irrevocable, transferrable and sublicensable licenses and usage rights to fully exploit, use and practice such non-assignable Intellectual Property Rights (in an manner that is essentially equivalent to the transfer of ownership in such Intellectual Property Rights).

“Owned Software” means any Software owned or purported to be owned by an Acquired Company or that is otherwise included in or protected by the Owned Intellectual Property Rights.

“Owned Technology” means any Technology owned or purported to be owned by an Acquired Company or that is otherwise included in or protected by the Owned Intellectual Property Rights. The Owned Technology includes the Owned Software and the Company Products.

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnified Person” has the meaning set forth in Section 10.01(a).

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Parent and its Affiliates, taken as a whole, excluding any Effect to the extent arising or resulting from (A) changes, developments or conditions in the general economic or political conditions in the jurisdictions in which the Parent or its Affiliates operate; (B) changes affecting the industry generally in which the Parent or any of its Affiliates operates; (C) acts of war, insurrection, sabotage or terrorism, natural disasters or epidemics or pandemics; or (D) changes in Applicable Law or GAAP or the binding interpretation or enforcement thereof, unless, in the case of each of the foregoing clauses (A) through (D), such Effect has a materially disproportionate effect on Parent and its Affiliates relative to other industry participants.

“Parent Shares” means Ordinary Shares, no par value, of the Parent.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Paying Agent” means ESOP Management and Trust Services Ltd., an Israeli company (or, if they are unable or unwilling to serve, such other nationally recognized, reputable and impartial paying agent mutually agreed by Parent and the Equityholder Representative).

“Paying Agent Agreement” has the meaning set forth in Section 9.02(m).

“Payor” has the meaning set forth in Section 2.09.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents, or Orders of, any Governmental Authority, whether foreign, federal, state, or local.

“Permitted Liens” means (i) any Lien for Taxes not yet due or delinquent, (ii) covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other title defects not interfering materially with the ordinary conduct of the applicable Acquired Company or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, and (iii) landlords’, materialmen’s, contractors’, warehousemen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, in each case, with respect to the Company, that are (A) immaterial and (B) for sums not yet due and payable or due but not delinquent or being contested in good faith.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means (i) any information that relates to an identified or identifiable individual; or (ii) any other information that is otherwise considered “personal information,” “personally identifiable information” or “personal data” under Applicable Law.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Pro Rata Holder” means the Persons listed as “Pro Rata Holders” in the Allocation Schedule as having eligibility to receive any portion of the Aggregate Merger Consideration.

“Pro Rata Share” means, with respect to each Pro Rata Holder, the percentage appearing opposite the name of such Pro Rata Holder in the Allocation Schedule in the column titled Pro Rata Share.

“Registered Intellectual Property” means all registrations and applications for the registration of any Intellectual Property Rights in any country or jurisdiction, including (i) copyright registrations and applications, (ii) trademark registrations and applications, (iii) domain name registrations, (iv) registered designs and applications, and (v) issued or granted patents and patent applications, in each case, that are either Owned Intellectual Property Rights, or exclusively licensed to any Acquired Company as Licensed Intellectual Property Rights.

“Related Party” means (i) any executive officer, director, or direct or indirect stockholder of an Acquired Company, (ii) any Affiliate, officer, director or manager of any of the foregoing, or (iii) any immediate family member of any of the foregoing natural Persons.

“Representative” with respect to any Person, means Affiliates of such Person, and such Person’s and its Affiliates’’ respective directors, officers, employees, counsel, financial advisors, auditors and other authorized representatives.

“Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Parent, from the Representatives of the Company providing legal, financial or accounting advice, as to all amounts owed and to be owed by the Company with respect to services performed by them through the Closing Date (or following the Closing Date at the pre-Closing direction of the Company or the Equityholders) with respect to the transactions contemplated by the Agreement that constitute Transaction Expenses.

“Required Stockholder Vote” means both (i) the affirmative vote or written consent of the holders of at least a majority of the issued and outstanding shares of Company Stock (on an as-converted basis with respect to any shares of Company Preferred Stock held by such Equityholder), voting together as a single class, (ii) the affirmative vote or written consent of the holders of at least a majority of the issued and outstanding shares of Company Preferred Stock (on an as-converted basis), voting together as a single class, including the holders of at least a majority of the issued and outstanding shares of Series B Preferred Stock (on an as-converted basis).

“Sanctioned Country” means a country or territory which is subject of or target of any Export, Encryption Controls and Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, Lebanon, North Korea, and Syria).

“Sanctioned Person” means a Person that is the subject or target of sanctions or restrictions under Export, Encryption Controls and Sanctions Laws: any Person (i) listed on any Export, Encryption Controls and Sanctions Laws related list of designated Persons maintained by a Governmental Authority, including but not limited to the lists and measures maintained by the Israeli Ministries of Defense, Finance or Foreign Affairs or the U.S. Departments of Commerce, State or Treasury, including the List of Specially Designated Nationals and Blocked Persons, (ii) greater than 50% owned, directly or indirectly, or otherwise controlled by one or more Persons described in clause (i) above, or (iii) located, organized, or resident in a Sanctioned Country.

“Series A Preferred Stock” means the Company’s preferred stock, par value $0.001 per share, designated Series A Preferred Stock.

“Series A-1 Preferred Stock” means the Company’s preferred stock, par value $0.001 per share, designated Series A-1 Preferred Stock.

“Series A-2 Preferred Stock” means the Company’s preferred stock, par value $0.001 per share, designated Series A-2 Preferred Stock.

“Series A-3 Preferred Stock” means the Company’s preferred stock, par value $0.001 per share, designated Series A-3 Preferred Stock.

“Series A-4 Preferred Stock” means the Company’s preferred stock, par value $0.001 per share, designated Series A-4 Preferred Stock.

“Series A-5 Preferred Stock” means the Company’s preferred stock, par value $0.001 per share, designated Series A-5 Preferred Stock.

“Series B Preferred Stock” means the Company’s preferred stock, par value $0.001 per share, designated Series B Preferred Stock.

“Service Provider” means any director, officer employee or Contractor of any of the Acquired Companies.

“Software” means any and all (i) computer programs, applications, systems and software, including any and all software implementations of algorithms, models and methodologies, plugins, APIs, interfaces, and any and all firmware, middleware in all cases in source code and object/executable code, architectures for software, development and design tools, applets, compliers and assemblers, (ii) databases and compilations, including any and all libraries and collections of data whether machine readable or otherwise, and (iii) technology supporting, and the contents and audiovisual displays of, any internet site(s).

“Stockholder” means any Person who holds one or more shares of Company Stock immediately prior to the Effective Time.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) are directly or indirectly owned or controlled by such Person. Unless context otherwise requires, the term Subsidiary as used in this Agreement shall relate to Subsidiaries of the Company.

“Subsidiary Securities” has the meaning set forth in Section 3.05(h).

“Surviving Corporation” has the meaning set forth in Section 2.01(c).

“Tax” means (a) any and all federal, state and local taxes of any country, assessments and other governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, capital gain, payroll, recapture, employment, excise and property taxes, levy, impost, customs and other import duties, social security, national insurance (‘bituach leumi’) or national health insurance (‘bituach briyut’) contribution and charge in the nature of taxation and all related withholdings or deductions of any kind; and (b) all fines, penalties, charges, linkage differentials, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above, including any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, except if provided in the ordinary course of business under a Contract, the main purpose of which is not Taxes.

“Taxing Authority” shall mean any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Contest” has the meaning set forth in Section 6.04.

“Tax Representations” has the meaning set forth in Section 10.01(b).

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, document, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Technology” means (a) all (i) works of authorship (including Software); (ii) inventions designs, discoveries, and improvements (in each case whether or not patentable), (iii) proprietary, confidential and/or technical data and information, Trade Secrets, and know-how; (iv) customer and technical data, (v) methods and processes, and (vi) devices, prototypes, designs, specifications and schematics and (b) all Software constituting, disclosing or embodying any Intellectual Property Rights, including all versions thereof and all technology from which such items were or are derived.

“Threshold” has the meaning set forth in Section 10.01(c).

“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.

“Transaction Documents” means this Agreement, the Letters of Transmittal, the Escrow Agreement, the Paying Agent Agreement, and each other agreement, certificate or ancillary document executed and delivered in connection with transactions contemplated by this Agreement.

“Transaction Expenses Adjustment Amount” means a number of Parent Shares equal to the quotient obtained by dividing the amount of the Estimated Transaction Expenses by the Average Price.

“Transaction Expenses” means, without duplication (and, to avoid any doubt, excluding any amounts included in Indebtedness), and in each case plus any applicable VAT, the obligations, fees, expenses and other amounts payable by an Acquired Company and not paid prior to the Effective Time, (whether incurred (x) at or prior to the Effective Time, or (y) after the Effective Time at the pre-Closing direction of the Company or the Equityholders), including 50% of the fees of the Paying Agent and Escrow Agent and any fees and expenses of legal counsel, accountants, Tax advisors, financial advisors, investment bankers and brokers, that (a) relate to (i) the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of an Acquired Company, (ii) the negotiation, preparation, review, execution, delivery or performance of this Agreement (including the Company Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (iii) the preparation and submission of any filing or notice required to be made or given in connection with the Merger by an Acquired Company, or (iv) the obtaining of any consent required to be obtained by an Acquired Company in connection with the Merger or the transactions contemplated by this Agreement; or (b) is triggered or becomes due or payable solely as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement, including any cash bonuses, severance amounts, retention payments or bonuses, change-of-control payments, transaction or sale bonuses, and similar arrangements or obligations arising with respect to any Service Provider in connection with the Merger or any of the transactions contemplated by this Agreement (such obligation described in this clause (b), a “Change of Control Payment”). Without limiting the foregoing, Transaction Expenses shall include the employer’s share of any social security, unemployment or payroll Taxes or similar amounts payable in connection with any Change of Control Payment. Notwithstanding the above, Transaction Expenses will not include any severance or other payments arising solely as a result of the termination of any Service Provider of an Acquired Company at the request of Parent.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest) arising in connection with the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Valid Withholding Certificate” means a valid certification or ruling issued by the ITA that is applicable to the payments to be made to any Person pursuant to this Agreement, in form and substance reasonably acceptable to the Parent and the Paying Agent (which, for the avoidance of doubt, with respect to any Specified Persons (as defined below), includes Parent’s and Paying Agent’s opportunity to review, comment and approve the applications to the ITA prior to its submission), that is applicable to the payments to be made to any Person pursuant to this Agreement, (A) exempting the Paying Agent from the duty to withhold Israeli Tax with respect to a payment made under this Agreement, (B) determining the applicable rate of Israeli Tax to be withheld from such payment or (C) providing any other instructions regarding the payment or withholding with respect to such payment. It being agreed that, except with respect to payments made to Specified Persons, a valid certificate issued by the ITA in accordance with the Israeli Income Tax Regulation ((Withholding from Payment for Services or Assets), 1977), to the extent applicable, is deemed a Valid Withholding Certificate for purposes of any payment made pursuant to this Agreement, subject to any validity conditions described therein and excluding payments made outside of Israel. A “Specified Person” shall mean each of the following: (i) any founder of the Acquired Companies, (ii) any other Person that is or was an employee or service provider of the Acquired Companies, (iii) any Person whose securities (in whole or in part) originate from conversion of options, convertible securities, convertible loans, convertible instruments, SAFEs and like instruments, (iv) any Person that is, or has ever been, subject to any holdback or reverse vesting mechanism, and (v) any Person whose securities are held by a trustee or nominee.

“VAT” has the meaning set forth in Section 3.08(h).

“VAT Law” has the meaning set forth in Section 3.08(h).

“Virus” has the meaning set forth in Section 3.19(c).

“Warrant Acknowledgment Letter” has the meaning set forth in Section 2.05(c).

“Warrantholder” means a holder of a Company Warrant.

“Withholding Drop Date” has the meaning set forth in Section 2.09(b).

“Written Consent” has the meaning set forth in the Recitals.

Section 1.02. Other Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(c) Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement, and any accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. References to “him,” “her,” “it,” “itself” and other like references shall be deemed to include the masculine or feminine reference, as the case may be. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The word “fraud” shall mean common law fraud under Delaware law. The word “willful breach” means, with respect to a breach to perform a covenant contained in this Agreement, a material breach that is a consequence of an act undertaken by the breaching party with actual knowledge that such party’s act would result in a breach of this Agreement.

(e) References to any statute, rule, regulation, law or Applicable Law shall be deemed to refer to all Applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person.

(f) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “days” shall refer to calendar days unless Business Days are specified. All monetary figures shall be in United States dollars unless otherwise specified.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Each of the parties acknowledge that such party is not relying on any representations or warranties regarding the subject matter of this Agreement or the transactions contemplated hereby, express or implied, except as set forth in Article 3 and Article 4 or pursuant to certificates or ancillary agreements delivered pursuant to this Agreement.

(i) The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in Article 3 to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to Parent or its Representatives, that such information, document, or material was (i) made available for review (without subsequent modification by the Company, or, if it was subsequently modified by the Company, then such modified information, document or other material was provided to the Parent or its Representatives) by Parent or its Representatives in the virtual data room set up in connection with this Agreement at least two (2) Business Days prior to the date hereof or (ii) has been otherwise delivered (whether by physical or electronic delivery) to the Parent or any of its Representatives at least two (2) Business Days prior to the date hereof.

Article 2
The Merger

Section 2.01. The Merger.

(a) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place remotely via telephone, email or other electronic means, or by such other means as mutually agreed by the parties, no later than the third (3rd) Business Day following the date on which there first occurs the satisfaction of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree; or (ii) in another way, at such other time or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Prior to the Closing, the Company shall prepare, and at the Closing the Company shall file or cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger relating to the Merger in substantially the form of Exhibit B (the “Certificate of Merger”). The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such other later time as may be agreed by Parent and the Company and specified in the Certificate of Merger).

(c) At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company in accordance with the applicable provisions of the DGCL (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly owned Subsidiary of the Parent (the “Surviving Corporation”).

(d) From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, and the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety in the form of the certificate of incorporation attached hereto as Exhibit B, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety in a form designated by Parent prior to the Closing (a copy of which shall be provided to the Company immediately following the Closing) and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.03. Directors and Officers of the Surviving Corporation.

(a) At the Effective Time, by virtue of the Merger, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.04. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Person:

(a) except for shares that are owned by the Company as treasury stock, if any, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of Parent Shares, without interest, equal to the portion of the Aggregate Merger Consideration as set forth in the Allocation Schedule, and as of the Effective Time, all such shares of Company Stock shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto except for the right to receive the portion of the Aggregate Merger Consideration as set forth in the Allocation Schedule; provided that, for clarity, each Pro Rata Holder’s Pro Rata Share of the Escrow Amount shall be withheld from the amounts payable at the Closing and deposited into the Escrow Account, which distribution shall be subject to the terms and conditions of the Escrow Agreement and this Agreement;

(b) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted; as of the Effective Time, such shares of common stock of Merger Sub shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and the holder of such shares shall cease to have any rights with respect thereto except for the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefore as provided herein, without interest.

(c) Adjustments.

(i) Before the Effective Time. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Stock or Parent Shares occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(ii) After the Effective Time. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Parent Shares occurring after the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

Section 2.05. Company Stock Options and Company Warrants.

(a) Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Optionholder or Warrantholder, as applicable, or any other Person:

(i) Each Company Stock Option shall be cancelled, terminated and cease to represent a right to acquire Company Stock, and no consideration will be paid in consideration of such cancellation and the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Stock, Company Stock Options, or any other interests of the Company or the Surviving Corporation.

(ii) Each outstanding Company Warrant shall be cancelled and converted into the right to receive the portion of the Aggregate Merger Consideration set forth in the Allocation Schedule, if any, less all applicable Tax withholdings in accordance with the terms hereof.

(b) Prior to the Effective Time, the Company shall take all actions as are necessary or appropriate to effectuate and approve the actions with respect to Company Stock Options contemplated by this Section 2.05, including the Board of Directors of the Company (and/or the compensation committee (or equivalent committee) of the Board of Directors of the Company) adopting such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.05.

(c) Notwithstanding anything in this Section 2.05 to the contrary, unless a Warrantholder has delivered to the Surviving Corporation a properly completed and duly executed Letter of Transmittal (as defined below), such Warrantholder shall not be entitled to receive any portion of the Aggregate Merger Consideration.

Section 2.06. No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no dissenters’ or appraisal rights shall be available to the Stockholders in connection with the Merger.

Section 2.07. Surrender and Payment.

(a) As promptly as practicable after the date of this Agreement, the Company shall deliver or cause to be delivered to each Pro Rata Holder a letter of transmittal in a form agreed between the Parent, the Equityholder Representative and the Paying Agent and such other documents as may be required pursuant to the instructions thereto (the “Letter of Transmittal”), to be completed and delivered by such Pro Rata Holder, and, to clarify that the completion thereof will be a condition to effect the payment of the portion of the Aggregate Merger Consideration payable thereto pursuant to Section 2.04 and Section 2.05, without any interest thereon.

(b) At the Closing, Parent shall deliver or cause to be delivered to the Paying Agent, for the benefit of the Pro Rata Holders, (i) the portion of the Aggregate Closing Consideration to be paid to the Pro Rata Holders on account of their Company Stock, and (ii) the portion of the Aggregate Closing Consideration to be paid to the Pro Rata Holders in respect of the Company Warrants, if any, in accordance with Section 2.05.

(c) On the Closing Date, the Company will (i) cancel, or cause to be canceled, all book-entry entitlements or other instruments existing immediately prior to the Effective Time representing Company Stock, effective as of the Effective Time, and (ii) deliver to Parent, as promptly as practicable, written confirmation of such cancellation.

(d) Upon delivery to the Paying Agent of a duly executed Letter of Transmittal, a Pro Rata Holder whose shares of Company Stock has been converted into the right to receive the any portion of the Aggregate Merger Consideration shall be entitled to (A) promptly receive from the Paying Agent the portion of the Aggregate Merger Consideration payable for each such share of Company Stock held by it immediately prior to the Effective Time, and (B) receive from the Paying Agent the remainder of the Aggregate Merger Consideration payable, as applicable, therefor in the manner and at (or promptly following) the times such amounts become payable pursuant to this Agreement. Until the Letter of Transmittal so surrendered, each Company Stock shall represent after the Effective Time for all purposes only the right to receive the portion of the Aggregate Merger Consideration set forth in the Allocation Schedule.

(e) Upon receipt by the Paying Agent of a properly completed and duly executed Letter of Transmittal, each Pro Rate Holder whose Company Warrants has been converted into the right to receive any portion of the Aggregate Merger Consideration shall be entitled to (A) promptly receive from the Paying Agent the portion of the Aggregate Merger Consideration payable for each such Company Warrant pursuant to Section 2.05(a)(ii) and (B) receive from the Paying Agent the remainder of the Aggregate Merger Consideration payable, as applicable, therefor in the manner and at (or promptly following) the times paid or delivered to the Paying Agent, for the benefit of the Pro Rate Holders entitled thereto, as set forth in this Agreement. Until such receipt, each such Company Warrant shall represent after the Effective Time for all purposes only the right to receive the portion of the Aggregate Merger Consideration set forth in the Allocation Schedule, and such Company Warrant shall be automatically cancelled and retired and shall cease to exist.

(f) After the Effective Time and pending delivery of a Pro Rata Holder’s Letter of Transmittal, such Pro Rata Holder shall be deemed for all purposes to evidence only such holder’s right to receive from the Paying Agent, the Parent or the Surviving Corporation or an Affiliate thereof, its portion of the Aggregate Merger Consideration, and each such Pro Rata Holder shall look only to the Paying Agent, the Parent, the Surviving Corporation or an Affiliate thereof, as applicable, for payment or delivery of the applicable consideration payable pursuant to Section 2.04 or Section 2.05, as applicable, and the other amounts payable pursuant to this Agreement, in each case, in respect of such share of Company Stock or Company Warrant, as applicable. A Pro Rata Holder may deliver a properly completed and duly executed Letter of Transmittal to the Paying Agent, and (subject to applicable abandoned property, escheat and similar Applicable Laws) receive in exchange therefor its portion of the Aggregate Merger Consideration, pursuant to Section 2.04 or Section 2.05, as applicable, and the other amounts payable pursuant to this Agreement. Any amounts remaining unclaimed with respect to any Company Security one year after the Effective Time (or such earlier date, immediately prior to such time when the amounts would escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Except as required by Applicable Law, no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to any Equityholder (whether surrendered or unsurrendered).

(h) All consideration paid in respect of the surrender or exchange of shares of Company Stock or Company Warrants or in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Stock or Company Warrants.

Section 2.08. Allocation Schedule.

(a) At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent (i) a certificate of an officer of the Company (the “Estimate Statement”), setting forth in reasonable detail the Company’s good faith estimate of the (1) Transaction Expenses (“Estimated Transaction Expenses”), (2) Transaction Expenses Adjustment Amount, (3) Indebtedness (“Estimated Indebtedness”), (4) Indebtedness Decrease Adjustment Amount, and (5) Indebtedness Increase Adjustment Amount, together with reasonable supporting documentation therefor, in each case, calculated as of the Closing Date, and (ii) a duly completed Allocation Schedule. The Company shall promptly provide all supporting documentation reasonably requested by Parent in connection with Parent’s review of the Estimate Statement and Allocation Schedule.

(b) Notwithstanding anything to the contrary in this Agreement, or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, (i) it is expressly acknowledged and agreed that the preparation of the Allocation Schedule and the allocation set forth therein are the sole responsibility of the Company and that Parent, Merger Sub and their respective Affiliates shall be entitled to rely on the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (ii) subject to the provisions of Article 10, in no event shall Parent, Merger Sub or, after the Effective Time, the Surviving Corporation, or any of their respective Affiliates, have any Liability to any Person (including the Equityholder Representative and each of the Equityholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Allocation Schedule and the allocation set forth therein or payments made by any Person (including Parent, Merger Sub, the Surviving Corporation, and their respective Affiliates) in accordance therewith.

Section 2.09. Withholding Rights.

(a) Notwithstanding anything herein to the contrary, each of Parent and the Paying Agent (each, a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or any other Transaction Document, such amounts as it is required to deduct and withhold with respect to the making of such payment or delivery under any provision of U.S. federal, state or local or non-U.S. (including Israeli) Tax law as reasonably determined by the Payor. Any amounts so deducted, withheld and remitted to the applicable Governmental Authority shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid to the Person in respect of which such deduction and withholding was made. The applicable Payor shall provide a certification, in customary form, to the relevant Person from which such amounts were withheld with regard to any Taxes so withheld. Each Payor shall be entitled to request, and each payee shall provide upon request in properly executed form, any applicable Tax forms with respect to any payment described in this Section 2.09(a), including IRS Form W-9 or the applicable IRS Form W-8.

(b) Notwithstanding the provisions of Section 2.09(a), if the Paying Agent provides Parent prior to the Closing Date with an undertaking as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), any payment payable or other consideration deliverable pursuant to this Agreement or any other Transaction Document to any Pro Rata Holder shall be paid to and retained by the Paying Agent for a period of 180 days (unless extended by Parent) from Closing Date or, with respect to any amounts released from the Escrow Fund, and any other payment or consideration payable or otherwise deliverable following the Closing Date, for a period of 90 days (unless extended by Parent) following the date on which the applicable consideration should have been paid to such Pro Rata Holder, or an earlier date, if requested in writing by the relevant Pro Rata Holder, or as otherwise requested in writing by the ITA (and the Payor shall promptly notify the applicable Pro Rata Holder of such written request by the ITA and act in accordance with the procedure set forth in Section 2.09(c) hereto) (the “Withholding Drop Date”), and during which time no payments shall be made by a Payor to any said Pro Rata Holder and no amounts for Israeli Taxes shall be withheld or deducted from the payments payable pursuant to this Agreement, except as provided below and during which time said Pro Rata Holder may obtain a Valid Withholding Certificate. In the event that no later than three (3) Business Days prior to the Withholding Drop Date the relevant Pro Rata Holder submits a Valid Withholding Certificate, then the Paying Agent shall act in accordance with the provisions of such Valid Withholding Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax law (other than Israeli Tax law) and the balance of the payment that is not withheld shall be paid to said Pro Rata Holder. If such a relevant Pro Rata Holder (A) does not provide the Paying Agent with a Valid Withholding Certificate no later than three (3) Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Paying Agent to release his, her or its portion of the applicable payment prior to the Withholding Drop Date and fails to submit a Valid Withholding Certificate at or before such time, then the amount of Israeli Tax to be withheld from such Pro Rata Holder’s applicable payment shall be calculated according to the applicable withholding rate pursuant to the ITO as reasonably determined by Parent and the Paying Agent and/or any regulations or rules promulgated thereunder and such amount will be calculated in NIS based on the US$:NIS exchange rate known on the date the payment is actually made to such Pro Rata Holder, which amount shall be timely delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall pay to such Pro Rata Holder the balance of the payment due to such Pro Rata Holder that is not so withheld, subject to any deduction and withholding as may be required to be deducted and withheld under any provision of U.S. federal, state or local or non-U.S. Tax law (other than Israeli Tax law). Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient. It should be clarified, since the consideration payable hereunder does not include any cash payments, to the extent a Pro Rata Holder has not provided a Valid Withholding Certificate in form and substance reasonably acceptable to the Parent and the Paying Agent, which fully exempts any Israeli Tax withholding, the Paying Agent shall make any payment of Parent Shares to the payee only after: (i) the Pro Rata Holder has satisfied its Israeli tax obligation to the sole satisfaction of Parent and the Paying Agent, or (ii) the Parent Shares are sold to the extent necessary to satisfy the full amount due with regards to Israeli taxes. For the avoidance of doubt, any amounts required to be deducted or withheld pursuant to this Section 2.09(b) in connection with the Parent Shares payable to a Pro Rata Holder pursuant to this Agreement, shall be calculated based on the value of such Parent Shares at Closing or on the date of their actual payment, whichever results in a higher amount to be withheld, unless the ITA instructs otherwise.

(c) In the event that the Payor receives a demand from the ITA to withhold any amount and transfer it to the ITA, the Payor (i) shall notify the applicable Pro Rata Holder of such matter reasonably promptly after receipt of such demand, and provide such Pro Rata Holder with reasonable time (but in no event less than 20 days unless otherwise required by the ITA) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA and (ii) to the extent that any such certificate, ruling or confirmation is not timely provided by such Pro Rata Holder to the Payor, transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Pro Rata Holder. The applicable Payor shall provide a certification, in customary form, to the relevant Pro Rata Holder from which such amounts were withheld with regard to any Taxes so withheld.

(d) All Israeli tax amounts required to be withheld and remitted to the ITA shall be converted by the Paying Agent to New Israeli Shekels. Such conversion and transfer of amounts to the ITA shall be effected within the periods required under the terms of Applicable Law, and in accordance with the exchange rate known at the time of actual payment. For the avoidance of any doubt, any exchange or conversion commissions shall be deducted from applicable consideration and be borne by the Pro Rata Holder. Each Pro Rata Holder hereby irrevocably waives and releases any claims it may have resulting from loss of value due to fluctuations in foreign currency exchange rates in connection with any transaction contemplated by this Agreement and bank fees in connection with currency conversions.

Section 2.11. Certificate Legends; Lock-Up.

(a) The Parties acknowledge and agree that each Parent Share that forms part of the Aggregate Merger Consideration to be issued pursuant to this Agreement shall constitute “restricted securities” pursuant to Rule 144 under the 1933 Act and shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER DATED JANUARY 15, 2025, (THE “AGREEMENT”). THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE AGREEMENT, A COPY OF WHICH IS AVAILABLE AT NO COST UPON REQUEST FROM THE SECRETARY OF THE COMPANY.”

(b) The Parties further acknowledge and agree that each Pro Rata Holder will not during the period ending eighteen (18) months after the Closing Date, offer, pledge, sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (each, a “Transfer”), any of the Parent Shares issuable to such Pro Rata Holder hereunder, except that (i) commencing on the six (6) month anniversary of the Closing Date (the “First Release Date”), such Pro Rata Holder will have the right to Transfer up to an aggregate amount of 28% of the Parent Shares issuable to such Pro Rata Holder hereunder, and (ii) upon the end of each of the following twelve (12) one-month periods following the First Release Date, such Pro Rata Holder will have the right to Transfer an additional amount of 6% of the Parent Shares issuable to such Pro Rata Holder hereunder.  Parent undertakes to: (a) make and keep public information available, as those terms are understood and defined in Rule 144 of the 1933 Act (“Rule 144”); (b) file with the United States Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the 1934 Act; (c) use its commercially reasonable efforts to comply with the ongoing listing and maintenance requirements of the Nasdaq market, and (d) upon request by a Pro Rata Holder, use its commercially reasonable efforts to cause its counsel to issue a legal opinion to the Company’s transfer agent and to generally cooperate with its transfer agent to remove the restricted legend on the Parent Shares to enable the free Transfer of the Parent Shares pursuant to Rule 144, subject to the Transfer limitations above. The Company will also cooperate with interested Pro Rata Holders to sell Parent Shares in unregistered secondary offerings, subject to the Transfer limitations above. Parent and any duly appointed transfer agent for the registration of transfer of the securities described herein are hereby authorized to decline to register any Transfer of securities if such Transfer would constitute a violation or breach of the above Transfer restrictions.

(c) Anything to the contrary herein notwithstanding, to the extent a Pro Rata Holder or any of its Affiliates (either individually or collectively) would hold, directly or indirectly, in excess of 4.99% of the number of Parent Shares outstanding after giving effect to the issuance of any Parent Shares thereto under this Agreement, calculated in accordance with the Israeli Companies Law, 5759-1999 or Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder (the “Maximum Percentage”), such Pro Rata Holder shall be issued pre-funded warrants to acquire a number of Parent Shares equal to the portion of the Aggregate Merger Consideration issuable to the Pro Rata Holder that exceeds the Maximum Percentage, substantially in the form attached hereto as Exhibit C. The limitations contained in this paragraph shall apply to any successor or transferee of the Pro Rata Holder for so long as Parent is a public company.

Section 2.12. No Fractional Share Payment. No fraction of a Parent Share will be issued by virtue of the Merger, and there shall not be any cash payments made under this Agreement in lieu of fractional shares. The aggregate number of Parent Shares issuable to any Equityholder hereunder shall be rounded down to the nearest whole share.

Article 3
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that:

Section 3.01. Organization. Each Acquired Company is a legal entity duly organized and validly existing under the laws of its jurisdiction of formation. Each Acquired Company has the requisite power and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. The applicable Acquired Company is duly qualified to do business and, except for as set forth on Section 3.05(d)(i) of the Company Disclosure Schedule, is in good standing in those jurisdictions specified with respect to such Acquired Company in Section 3.01(ii) of the Company Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of such Acquired Company assets and properties or the conduct or nature of such Acquired Company’s business, makes such qualification necessary except where the failure to so qualify would not result in a significant liability or have a significant adverse effect on the operation of such Acquired Company’s business. Prior to the date hereof, complete and accurate copies of each Acquired Company’s Governing Documents have been made available for review to Parent, and each as so made available is in full force and effect. Except for as set forth on Section 3.05(d)(iii) of the Company Disclosure Schedule, the minute books, stock records and other corporate or similar records of each Acquired Company are complete and accurate in all material respects and contain all material resolutions and other appropriate documents authorizing or ratifying the actions of such Acquired Company, and Company has made all such documents that are in its possession available for review by Parent. No Acquired Company is in material violation of such Acquired Company’s Governing Documents.

Section 3.02. Authority, Validity and Effect. The Company has the power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Acquired Company. The execution, delivery and performance of this Agreement, and the Transaction Documents executed and delivered by the Company as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors and, upon the receipt of the Required Stockholder Vote, will also be approved by the Stockholders, and no other corporate (including stockholder) action on the part of the Company or Stockholders is necessary to authorize the performance of this Agreement and the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and, at or before the Closing, the Company will have duly executed and delivered each of the Transaction Documents to which it is, or is specified to be, a party. This Agreement constitutes, and each of the Transaction Documents to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect (“Enforceability Exceptions”).

Section 3.03. Non-Contravention. Neither the execution and delivery by the Company of this Agreement or any other Transaction Document to which it is a party, nor the consummation by the Acquired Companies of the transactions contemplated by this Agreement and such other Transaction Documents will (a) except for as set forth on Section 3.05(d) of the Company Disclosure Schedule, conflict with or violate the Governing Documents of any Acquired Company, (b) conflict with, or result in any breach of, or constitute a default under, require notice pursuant to, or give rise to any right of termination, cancellation, modification or acceleration of (whether after the filing of notice or the lapse of time or both), or give rise to a loss of any material benefit to which any Acquired Company is entitled to under, (i) except for as set forth on Section 3.05(d)3 of the Company Disclosure Schedule, any provision of any Permit held by an Acquired Company or (ii) any Contract to which an Acquired Company is a party or by which its assets are bound, (c) conflict with or violate any Order or Law applicable to any Acquired Company, (d) result in the creation of any Lien upon any Company Securities or Subsidiary Securities (other than restrictions on transfer imposed by applicable securities Laws), or result in the creation of any Lien upon any of the properties or assets of any Acquired Company, (e) conflict with, alter or impair, any of an Acquired Company’s rights in, to or under any Company Intellectual Property Rights or the validity, enforceability, use, right to use, registration, right to register, ownership, priority, duration, scope or effectiveness of any Company Intellectual Property Rights; or (f) except for as set forth on Section 3.05(d) of the Company Disclosure Schedule, result in or otherwise trigger termination of any licensed rights in, or any additional payment obligations with respect to, any Company Intellectual Property Rights.

Section 3.04. Approvals. Other than the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with Section 2.01(b) and the DGCL, no consent, approval, waiver, notice or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by an Acquired Company in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 3.05. Capitalization.

(a) The authorized capital stock of the Company consists of 35,318,174 shares divided into:

(i) 18,892,024 shares of Company Common Stock, $0.001 par value per share of which 1,722,054 shares are issued and outstanding;

(ii) 16,426,150 shares of Company Preferred Stock, $0.001 par value per share of which (A) 847,864 shares are designated Series A Preferred Stock, of which 326,290 are issued and outstanding; (B) (B) 904,744 shares are designated Series A-1 Preferred Stock, of which 406,426 are issued and outstanding; (C) 201,547 shares are designated Series A-2 Preferred Stock, of which 36,438 are issued and outstanding; (D) 371,091 shares are designated Series A-3 Preferred Stock, of which 21,388 are issued and outstanding; (E) 193,066 shares are designated Series A-4 Preferred Stock, of which 35,783 are issued and outstanding; (F) 2,045,412 shares are designated Series A-5 Preferred Stock, of which 2,023,696 are issued and outstanding; (G) 11,385,426 shares are designated Series B Preferred Stock, of which 7,502,093 are issued and outstanding.

(b) All Company Stock has been duly authorized and are validly issued, fully paid, and nonassessable and were not issued in violation of the preemptive rights of any Person. Except for as set forth on Section 3.05(d) of the Company Disclosure Schedule, no Person (other than the Company) is the holder or the beneficial owner of, or has any right to acquire or to obtain record or beneficial ownership of, any capital stock of, or any other voting, equity or other ownership interest in, the Company. Upon consummation of the transactions contemplated by this Agreement, Parent shall hold and own all of the Company Stock, free and clear of any and all Liens and restrictions on transfer of any kind (other than restrictions on transfer imposed by applicable securities laws).

(c) Except for (i) the Company Warrants set forth on Section 3.05(d) of the Company Disclosure Schedule, and (ii) the Company Stock set forth on Section 3.05(e) of the Company Disclosure Schedule:

(i) there are no securities of the Company having the right to vote, or convertible into, or exchangeable for, any (A) stock or other voting securities of or ownership interests in the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares or other voting securities of or ownership interests in the Company, (C) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for shares or other voting securities or ownership interests in the Company or (D) restricted stock, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any stock or voting securities of the Company (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”);

(ii) there are no outstanding Company Securities, and the Company is not obligated to sell, transfer or issue, or cause to be sold, transferred or issued, any Company Securities;

(iii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities; and

(iv)  Except as set forth on Section 3.05(d)(iv) of the Company Disclosure Schedule, neither the Company, nor any holder of Company Securities, is party to any voting agreement with respect to the voting of any Company Securities.

(d) [Reserved]

(e) Section 3.05(e) of the Company Disclosure Schedule sets forth, with respect to each Stockholder, as of the date of this Agreement, (i) the number, class and series of shares of Company Stock that such Person holds, (ii) the number of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person after giving effect to all anti-dilution and similar adjustments that have been triggered (if any), and (iii) the address, state and country of residence of such Person. No outstanding shares of Company Stock are subject to a risk of forfeiture or right of repurchase at less than the fair market value of such share.

(f) The treatment of the Company Stock Options under Section 2.07 is permitted under the applicable Company Stock Plan, Applicable Law and the underlying individual agreements for such equity awards without obtaining the consent of any participant or holder thereof.

(g) All of the information contained in the Allocation Schedule will be accurate and complete immediately prior to the Effective Time, and, except as set forth on the Allocation Schedule, no other holder of Company Stock or Company Securities will have any right, title or claim to any Merger consideration. The allocation of the Merger consideration as set forth in the Allocation Schedule will comply with and be in accordance with the Certificate of Incorporation, except as set forth on Section 3.05(d) of the Company Disclosure Schedule, and Applicable Law, including the DGCL.

(h) Except for the Company’s holdings in the Subsidiaries set forth in Section 3.05(h) of the Company Disclosures Schedule, the Company does not own, directly or indirectly, any shares of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of or other voting or equity interests in) any other Person (the “Subsidiary Securities”).

Section 3.06. Financial Statements.

(a) Section 3.06(a) of the Company Disclosure Schedule sets forth complete and accurate copies of the audited consolidated balance sheets of the Company as of December 31, 2021 (the “Reference Date”), and the related audited consolidated statements of income and shareholders’ equity and cash flows for each of the fiscal years then ended, together with the report of the Company’s independent auditors thereon (collectively, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company at the dates and for the respective periods indicated (subject, in the case of the unaudited Financial Statements, to (i) year-end adjustments which are both normal and recurring (and none of which, individually or in the aggregate, are or would reasonably be expected to be material), and (ii) the absence of footnotes that, if presented, would not differ materially from those presented in the audited Financial Statements).

(c) The Acquired Companies maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) except as set forth on Section 3.05(d) of the Company Disclosure Schedule, all transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(d) The Acquired Companies do not have any Liabilities, except (i) Liabilities reflected in, and fully reserved against in, the Financial Statements, (ii) Liabilities for performance of obligations under Contracts to which an Acquired Company is party to the extent such Liabilities are readily apparent (in nature, scope and amount) from the copies of such Contracts made available to Parent prior to the date hereof, (iii) Liabilities under this Agreement, or (iv) as set forth in Section 3.06(d) of the Company Disclosure Schedule.

(e) Other than as set forth in Section 3.05(c) of the Company Disclosure Schedule, the Financial Statements make full provision for accrued severance pay, vacation pay, convalesce pay and all other social and fringe benefits due and unpaid to employees.

Section 3.07. Absence of Changes.

(a) Since the Reference Date, the Company has conducted its business in the ordinary course of business consistent with past practice and there has not been or occurred:

(i) any Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or any material assets owned or operated by the Company; or

(b) Except as set forth in Section 3.07(b) of the Company Disclosure Schedule, since December 31, 2023, the Company has conducted its business in the ordinary course of business consistent with past practice and there has not been or occurred any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 5.01.

Section 3.08. Taxes.

(a) Section 3.08(a)(i) of the Company Disclosure Schedule lists all jurisdictions in which the Acquired Companies have filed Tax Returns since January 1, 2020. Except as set forth in Section 3.07(b)(ii) of the Company Disclosure Schedule, the Acquired Companies have duly and timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by or on behalf of the Acquired Companies, and all Taxes due and owing by the Acquired Companies (whether or not shown as due on such Tax Returns) have been paid and have no liability for Taxes in excess of the amounts so paid. The Acquired Companies Tax Returns are true, complete and accurate in all material respects. Neither of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return. Neither of the Acquired Companies has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Financial Statements.

(b) The Company has made available to Parent complete copies of all (i) Tax Returns of the Acquired Companies, (ii) audit report issued with respect to or relating to any Taxes due from or with respect to the Acquired Companies, (iii) closing or settlement agreements entered into by or with respect to the Acquired Companies with any Taxing Authority, and (iv) Tax opinions, memoranda and similar documents addressing Tax matters or positions of the Acquired Companies. None of the Acquired Companies has received or is subject to any Tax ruling, “Tax decision” (Hachlatat Misui) or has entered into any agreements with, any Taxing Authority.

(c) No deficiencies for Taxes with respect to the Acquired Companies have been claimed, proposed or assessed in writing by any Taxing Authority, which deficiency has not yet been settled. The Acquired Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, nor has any request been made in writing for any such extension or waiver.

(d) Other than as set forth in Section 3.08(d) of the Company Disclosure Schedule, the Acquired Companies have withheld all Taxes required to have been withheld pursuant to any Applicable Law in connection with (i) amounts paid or owing to any employee, independent contractor, creditor or shareholder, including, for the avoidance of doubt, all payments and deemed payments for the exercise, conversion, repayment and cancellation of stock options, warrants, convertible securities, and convertible debt and equity equivalents of the Company, and (ii) any distributions to a stockholder as a dividend, repurchase, or redemption. Other than as set forth in Section 3.08(d) of the Company Disclosure Schedule, each of the Acquired Companies is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax laws.

(e) Neither of the Acquired Companies is a party to, and it does not have any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (excluding customary Tax provisions in commercial Contracts not primarily relating to Taxes).

(f)   Neither of the Acquired Companies is benefiting (and has never benefited) from any grants, Tax incentives, tax holidays, reduced tax rates or accelerated depreciation under the Law for the Encouragement of Capital Investment, 5719-1959.

(g) Neither of the Acquired Companies is or and has ever been (i) a real property corporation (‘Igud Mekarke’in’) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963, or (ii) a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(h) The Israeli Subsidiary is duly registered for the purposes of Israeli value added Tax and has complied in all respects with all requirements concerning value added Taxes (“VAT”). The Israeli Subsidiary (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law, 5736-1975 (the “VAT Law”)) which it is not entitled to make under the VAT Law and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Taxing Authority all output VAT which it is required to collect and remit under any Applicable Law, and (iii) has not received a refund or credit for input VAT for which it is not entitled under any Applicable Law. Other than the Israeli Subsidiary, no member of the Acquired Companies is required to effect Israeli VAT registration and has never been so required.

(i) Neither of the Acquired Companies is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(j) The Israeli Subsidiary does not participate, and has never participated in, engage and has ever engaged, in any transaction listed in Section 131(g) of the ITO and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder (or any comparable provision of state, local or foreign law) or is not subject to reporting obligations under Sections 131D and 131E of the ITO or similar provisions under the Israel Value Added Tax Law of 1975.

(k) To the Company’s Knowledge, no Tax Returns of the Acquired Companies have been audited by any Taxing Authority, nor is any such audit in process or pending, and neither of the Acquired Companies has been notified in writing of any request for such an audit or other examination.

(l) Neither of the Acquired Companies has been a member of an affiliated group of corporations filing a consolidated income Tax Return.

(m) The Company has disclosed to Parent any of the following documents that exist and are in its possession (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Company or any Company Subsidiary has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting the Company or any Company Subsidiary. The Acquired Companies are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Authority and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

(n) There are no liens or encumbrances on the assets of the Acquired Companies relating to or attributable to other than Permitted Liens.

(o) No power of attorney has been granted with respect to Taxes of the Acquired Companies, that will remain in effect immediately following the Closing Date.

(p) Neither of the Acquired Companies’ Tax Returns has ever been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law. The Acquired Companies are in compliance with all transfer pricing requirements in all jurisdictions (including Section 85A of the ITO and regulations promulgated thereunder) in which the Acquired Companies do business. If so required by Applicable Law, the Acquired Companies have prepared contemporaneous transfer pricing documentation in every jurisdiction in which the Acquired Companies do business and has provided Parent with copies of such documentation.

(q) Each Acquired Company is, and has always been, tax resident solely in its country of incorporation, has not otherwise become subject to Tax in a country other than the country of its incorporation (including by virtue of its “management and control” being located in such jurisdiction) and to the Acquired Companies' Knowledge there is no reasonable basis for any such Taxing Authority to assert such a claim against any of the Acquired Companies. No claim has been made in writing by a Taxing Authority (domestic or foreign) in a jurisdiction where either of the Acquired Companies does not file Tax Returns pursuant to which any Acquired Company may be subject to Tax by that jurisdiction, other than any Tax withholding. Neither of the Acquired Companies has ever had a permanent establishment, as defined in any applicable Tax treaty or convention, or a fixed place of business giving rise to Tax reporting or payment obligations in any country outside its country of formation.

(r) No Company Subsidiary has ever been (i) a “passive foreign investment company” as defined in Section 1297 of the Code, (ii) a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, or (iii) subject to U.S. federal income Tax on a net basis under any provision of the Code. The Company has not made an election pursuant to Section 965(h) of the Code.

(s) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(t) For Tax purposes, all Intellectual Property that has ever been developed by the Company or any Subsidiary is wholly and exclusively owned by the Company (and not by any Subsidiary).

(u) No individual classified by the Acquired Companies as a non-employee (such as an independent contractor, leased employee, or consultant) was or will be considered an employee of the Acquired Companies by an applicable Tax Authority.

(v) Other than as set forth in Section 3.09(v) of the Company Disclosure Schedule, each of the Acquired Companies has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided or are customarily provided.

(w) Neither the Acquired Companies owns any interest in any controlled foreign corporation pursuant to Section 75B of the ITO, or other entity the income of which is required to be included in the income of the Company or any Subsidiary.

Section 3.09. Litigation.

(a) Other than as set forth in Section 3.09(a) of the Company Disclosure Schedule, there are no Actions and during the seven (7) years prior to the date of this Agreement there have not been any Actions, pending or threatened in writing (i) by or against any Acquired Company or any officer, director or manager of an Acquired Company in his or her capacity as such, or (ii)  that could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the other Transaction Documents to Parent.

(b) Other than as set forth in Section 3.09(b) of the Company Disclosure Schedule, there is no Order, and during the three (3) year prior to the date of this Agreement there has not been any Order, to which any Acquired Company or its businesses, properties or assets is or was subject.

Section 3.10. Compliance with Laws; Anti-Corruption.

(a) Other than as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Acquired Companies and the operation of their businesses are and have been in the past seven (7) years in compliance in all material respects with all Applicable Laws and Orders. Other than as set forth in Section 3.10(a) of the Company Disclosure Schedule, during the past seven (7) years, no Acquired Company has received any notice or other communication from any Governmental Authority or other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any Applicable Law or any Order or threatening to take action that was or would reasonably be expected to be material to an Acquired Company. To the Knowledge of the Company, other than as set forth in Section 3.10(a) of the Company Disclosure Schedule, (i) no material investigation or review by any Governmental Authority with respect to any Acquired Company is pending or threatened, and (ii) no such investigations have been conducted by any Governmental Authority in the seven (7) years.

(b) No Acquired Company, nor, to the Company’s Knowledge, any director, officer, executive, employee, representative, agent, joint venture, distributor, consultant or any other Person acting on their behalf, have (i) directly, or indirectly through a third party, given, agreed, offered or promised to give any unlawful gift, contribution, payment, rebate, payoff, influence payment, bribe, kickback, offer of employment or anything of value, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or made any false, incomplete or misleading entries on any books or records for any purpose in any case, (iii) used or is using, directly, or indirectly through a third party, any corporate funds for any illegal contributions, gifts, entertainment, payments, travel or other unlawful expenses, (iv) violated or is violating in any respect the bribery sections of the Israeli Penal Law, 5737-1977, the U.S. Foreign Corrupt Practices Act of 1977, or any other Anti-Corruption and Anti-Bribery Law or requirement applicable to an Acquired Company, (v) directly, or indirectly through a third party, made, offered, paid, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, for the purpose of employing an improper advantage for an Acquired Company, (vi) been (or currently is) under administrative, civil, or criminal investigation, indictment, suspension, debarment or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Applicable Law that prohibits bribery, corruption, fraud, money laundering or other improper payments, or (vii) received written notice from, or made a voluntary disclosure to any Governmental Authority regarding alleged or possible violations of any Applicable Law that prohibits bribery, corruption, fraud, money laundering or other improper payments.

(c) The Acquired Companies maintain a system of internal controls sufficient to provide reasonable assurance that their books of account and other financial records: (i) are accurate, complete, and correct, (ii) represent actual, bona fide transactions, and (iii) have been maintained, in all material respects, in accordance with sound business practices, including the maintenance of adequate internal accounting controls as required by all Applicable Laws.

(d) No Acquired Company nor, to the Company’s Knowledge, any of its officers, directors, employees or agents (which agents are acting on an Acquired Company’s behalf) is currently or has in the last seven (7) years been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in or for the benefit of any Sanctioned Country; (iii) otherwise in violation of any Export, Encryption Controls and Sanctions Laws; or (iv) has violated or failed to comply with applicable Export, Encryption Controls and Sanctions Laws, or conducted or engaged in any trade, activities, sales, transactions, business, dealings or provision of services in or with any embargoed country (including Cuba, Iran, North Korea, Sudan, Syria, Lebanon, and the Crimea Region of Ukraine), or any entity or individual therein, either directly or indirectly through, inter alia, distributors, agents, resellers, integrators, officers, directors, consultants, trustees, service providers, contractors, or employees acting on their behalf. No acquired Company nor, to the Company’s Knowledge, any of its officers, directors, employees or agents (which agents are acting on an Acquired Company’s behalf) has been the subject of any notice, investigation, inquiry or enforcement proceedings by any Governmental Authority (including by virtue of having made any disclosures) regarding any offense or alleged offense under any Export, Encryption Controls and Sanctions Laws, and no such investigation, inquiry, or enforcement proceedings are pending or, to the Company’s Knowledge, have been threatened.

(e) To the Company’s Knowledge, the Acquired Companies have conducted and currently conduct all of their respective activities, including their respective export and re-export activities, in accordance with all Export, Encryption Controls and Sanctions Laws. There are no pending or, to the Company’s Knowledge, threatened claims against any Acquired Company with respect to the violation of any Export, Encryption Controls and Sanctions Laws.

(f)   The Acquired Companies do not develop or engage in, nor does their respective businesses as currently conducted involve the development of or engagement in, any form of encryption or decryption technology, whether software or hardware, whose use is restricted under the Control of Products and Services Order (Engagement in Means of Encryption)-1974 or other Applicable Law that regulate the use of cryptography.

Section 3.11. Real Property.

(a) No Acquired Company owns, or has ever owned, any real property.

(b) No Acquired Company currently has any real property that is leased, subleased, licensed or otherwise used or occupied by it (together with all buildings, structures and other improvements thereon and rights and appurtenances pertaining thereto, individually, a “Leased Property” and collectively, the “Leased Properties”).

(c) Title to Assets. The applicable Acquired Company is in possession of and has good title to or has valid leasehold interests in or valid rights under Contract to use, all of its properties, interests in property and assets (real and personal), including all tangible personal property used in the conduct of its business, in each case free and clear of any Lien other than Permitted Liens. All such tangible personal property is in good working order and condition, ordinary wear and tear excepted and its use complies in all material respects with all Applicable Laws.

Section 3.12. Intellectual Property

(a) Section 3.12(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Registered Intellectual Property that qualifies as Owned Intellectual Property Rights (the “Company Registered Intellectual Property”) and, for each such item of Registered Intellectual Property, lists (i) the jurisdictions in which such item of Registered Intellectual Property has been filed and, as applicable, registered, issued or granted and, in the case of domain names, the registrant and registrar thereof, respectively, (ii) the record and legal owner(s) thereof, including all co-owners or joint-owners thereof, (iii) the filing, registration, issuance and grant dates, as applicable, (iv) the application, serial, registration, issuance and grant numbers, as applicable, and (v) all filing, maintenance, renewal, fees and other deadlines pertaining thereto that are due or otherwise will occur within one-hundred twenty (120) days of the date hereof. Section 3.12(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Licensed Intellectual Property Rights and, in the case of Licensed Intellectual Property Rights, whether the applicable Licensed Intellectual Property Right is exclusively or non-exclusively licensed or sublicensed to the Company.

(b) Except as provided in Section 3.12(b) of the Company Disclosure Schedule, each item of Company Registered Intellectual Property was applied for and filed in compliance with Applicable Law, and all filings, payments, and other actions required to be made or taken to maintain the application, prosecution or registration of such item of Company Registered Intellectual Property in full force and effect have been made by the applicable deadline for such application, prosecution or registration.

(c) The applicable Acquired Company (i) exclusively owns and has good, valid and marketable titled to, all rights, title and interest in, to and under the Owned Intellectual Property Rights, free and clear of any Liens other than Permitted Liens and (ii) owns or possesses valid, legally enforceable licenses and other rights to use all Intellectual Property Rights used in connection with the business of the Acquired Companies as currently conducted and, to the Company’s Knowledge, subject to future ordinary course research and development (and licensing of third party Technology and Intellectual Property Rights that it reasonably believes it can acquire on commercially reasonable terms) in accordance with Company’s current Technology development road-map for current products. Other than Off-the-Shelf Software which can be procured in reasonable terms and Open Source Software the Company Intellectual Property constitutes all of the Intellectual Property Rights that are necessary to operate and conduct the business of the Acquired Companies as currently conducted and as proposed to be conducted by the Company in accordance with the Company’s current Technology development road-map for current products, including using, making, and selling Company Products. The applicable Acquired Company has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future Infringement of Owned Intellectual Property. Other than as detailed in Section 3.12(c) of the Company Disclosure Schedule, no Acquired Company has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights to any Person. Except in connection with exercise reasonable business judgment, each Acquired Company has employed reasonable efforts to avoid the publication of the source code of its Software or any of its trade secrets and has not permitted the rights in any Company Intellectual Property to enter into the public domain. Without limiting any other representation or warranty in this Agreement, each of the inventors identified on each of the Patents included in the Registered Intellectual Property that is Owned Intellectual Property Rights was an employee of an Acquired Company at the time of the conception of the inventions claimed in such Patents or has otherwise been properly and fully assigned its ownership over the applicable Intellectual Property Rights to the Company. To the Company’s Knowledge, all Licensed Intellectual Property Rights (including any interest therein acquired through a license or other right to use, but excluding any Off-the-Shelf Software) are free and clear of Liens and no Acquired Company has received any notice that any portion of the Licensed Intellectual Property Rights is subject to any Lien. No Acquired Company jointly owns any right, title or interest with any other Person any Intellectual Property Rights. All of the Owned Intellectual Property that was developed by any Acquired Company was fully assigned to the Company.

(d) Except for Open Source Software and Off-the-Shelf Software that is used or included in any Company Product or its otherwise used in connection with the business of the Acquired Companies as currently conducted, no Acquired Company is granted (or entitled to be granted) any license, sublicense, covenant not to sue/assert, waiver, release or other immunity, right of first offer, refusal or negotiation, option or other right or interest (including or where an Acquired Company is the beneficiary of a covenant or obligation not to assert any Intellectual Property Rights against an Acquired Company or any existing or future Affiliate of an Acquired Company prior to asserting such Intellectual Property Rights against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property Rights against any Person prior to seeking remedies against an Acquired Company) from a Person with respect to any Intellectual Property Rights, and, except for (A) Open Source Software, (B) Off-the-Shelf Software that is not used or included in any Company Product, no such Intellectual Property Right of a third party is used in or proposed to be used in the business of any Acquired Company or otherwise is necessary to the conduct of the business of any Acquired Company. Section 3.12(d)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts pursuant to which any Acquired Company has granted (or is required to grant) any license (other than short-term non-exclusive evaluation licenses granted in the ordinary course), sublicense, covenant not to sue/assert, waiver, release or other immunity, right of first offer, refusal or negotiation, option or other right or interest (including where an Acquired Company or any existing or future Affiliate of an Acquired Company has undertaken or assumed any obligation not to assert any current or future Intellectual Property Rights against any Person prior to asserting such Intellectual Property Rights against any other Person or any obligation to exhaust remedies as to any Intellectual Property Rights against one or more Persons prior to seeking remedies against any other Person) to any Person with respect to any Company Intellectual Property (including any Contracts where Company Intellectual Property is incorporated in, tied, bundled or co-branded with any third-party Intellectual Property Rights or any third-party product). Collectively, the Contracts referenced in this Section 3.12, or required to be disclosed on Section 3.12 of the Company Disclosure Schedule, are referred to herein as “Intellectual Property Agreements.” Other than as provided in Section 3.12(d)(ii) of the Company Disclosure Schedule, immediately following the Closing, the Acquired Companies will be permitted to exercise all of their rights under all Intellectual Property Agreements to the same extent they would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that the Acquired Companies would otherwise have been required to pay had such transactions not occurred.

(e) Section 3.12(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts providing for royalties, license fee and other payment obligations of any Acquired Company of more than 1% in royalties or an aggregate annual amount of more than $50,000 per year with respect to each such contract with respect to the Company Products or any Licensed Intellectual Property Rights (except for Off-the-Shelf Software) or by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property Rights or Technology. The Closing will not result in any increase or other change to any such royalties, license fees or other amounts or consideration. No Acquired Company has entered into any Contract to defend, indemnify or hold harmless any Person against any charge of Infringement with respect to any Intellectual Property Rights, other than in customer agreements or the Intellectual Property Agreements, with respect to Infringement by Company Products. No customer or other Person has requested that any Acquired Company defend or indemnify the customer or Person from a third party claim, suit or action related to an allegation that a Company Product Infringes a third party’s Intellectual Property Rights.

(f) Section 3.12(f)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all products and services that an Acquired Company sell or license, offer for sale or license on the date of this Agreement or otherwise intends to sell, license or offer during the twelve (12) month period following the date of this Agreement (collectively, the “Company Products”). Neither the conduct of the business of the Acquired Companies as it is currently conducted, nor any Owned Technology, any Technology licensed to any Acquired Company, or any of the Company Products (including the use, manufacture or sale of Company Products), (i) has infringed, is or will be Infringing the Intellectual Property Rights of any Person, or (ii) as are used, made or sold by any Acquired Company as of or prior to the Closing, or as contemplated by the Company to be used, made or sold by any of the Acquired Companies as of the Closing, will Infringe the Intellectual Property Rights of any Person. No Acquired Company has received any written notice from any Person that the conduct of the business of the Acquired Companies as such business has been conducted, as it is currently being conducted or as it is currently proposed to be conducted, or any Company Intellectual Property, Owned Technology, Technology licensed to any Acquired Company, or any Company Products, Infringes the Intellectual Property Rights or other proprietary rights of any Person, including in the form of a cease and desist letter, an unsolicited written offer from any Person to license such Person’s Intellectual Property Rights or a written request for indemnification for Infringement claims asserted against such Person. Except as set forth in Section 3.12(f)(ii) of the Company Disclosure Schedule, no Acquired Company has obtained any non-infringement, freedom to operate, clearances, or invalidity opinions from counsel (inside or outside counsel) regarding any Owned Technology or any Company Product, and the Company has identified to Parent each such opinion prepared by or on behalf of an Acquired Company. No Acquired Company has conducted business using deceptive, misleading or unfair business or trade practices.

(g) No Owned Intellectual Property Rights and, to the Company’s Knowledge, no Licensed Intellectual Property Rights is subject to any outstanding Order, stipulation or compulsory or confirmatory licensing terms entered or imposed by any Governmental Authority or other administrative or arbitration tribunal that restricts or limits in any manner the use, exploitation, transfer or licensing thereof by an Acquired Company, or which restricts or limits the ownership, use, right to use, right to register, registration, scope, priority, duration, effectiveness, validity or enforceability of such Company Intellectual Property or that restricts the use, manufacture, sale, export or importation of any Company Product.

(h) To the Company’s Knowledge, no Person has Infringed or is Infringing any Registered Intellectual Property or any Owned Intellectual Property Rights or to the Company’s Knowledge any material Licensed Intellectual Property Rights. No Acquired Company has asserted any claim, taken any action against, or notified any Person of any actual or suspected Infringement with respect to any Company Intellectual Property, including in the form of a cease-and-desist letter or offer or invitation to obtain a license. No Acquired Company has made an assertion that any Person is Infringing any Owned Intellectual Property Rights, including before any Governmental Authority.

(i) The Acquired Companies have taken reasonable steps to protect, preserve and maintain their rights, title and interests in and to the Company Intellectual Property and to protect, preserve and maintain the confidentiality and security of the Trade Secrets in the Company Intellectual Property, including implementing reasonable security measures and back-up and recovery procedures. The Acquired Companies have taken reasonable measures and precautions necessary to avoid the misappropriation of Trade Secrets owned by other Persons. The Acquired Companies have not disclosed any Trade Secrets in which any Acquired Company has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a valid, binding, enforceable written agreement regarding the non-disclosure and non-use thereof. The use, disclosure or appropriation of any Trade Secret not owned by any Acquired Company has been pursuant to the terms of a valid, binding, enforceable written agreement between the Acquired Company and the owner of such Trade Secret, or is otherwise lawful. The Acquired Companies have not received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Company Intellectual Property. No Person that has received any Trade Secrets from any Acquired Company has refused to provide to the Acquired Company, after the Acquired Company’s request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets. The Acquired Companies have taken reasonable measures in connection with the hiring and employment of its employees and Contractors to ensure that Trade Secrets owned by any other Person have not been disclosed to or used by any Acquired Company without authorization.

(j) All Company Personnel and other Persons who have contributed to or were involved in the conception, reduction to practice, creation, authoring or development of Technology, Company Products or Owned Intellectual Property Rights for any Acquired Company, including but not limited to any founders of the Acquired Companies and all current and former employees, contractors, consultants and service providers, have executed written, valid, binding and enforceable agreements pursuant to which such Persons have irrevocably assigned to the Company or an Acquired Company in a present assignment all their rights in, title and interests to Intellectual Property Rights conceived, reduced to practice, created, authored or developed in the course of their employment or engagement with such Acquired Company for the benefit of an Acquired Company and related to the business of an Acquired Company, Company Products or Technology of an Acquired Company , or otherwise for or on behalf of the Company, or (ii) using an Acquired Company’s facilities, personnel, equipment or Trade Secrets. In case of individual service providers engaged through entity contractors, in addition to such written agreements between the Acquired Companies and the entity contractors, all such individual service providers also have entered into written agreements with such entity contractors pursuant to which such individuals have assigned all their rights in and to Intellectual Property Rights developed in the course of their services for the Acquired Companies, enabling the entity contractors to assign all such Intellectual Property Rights to the Acquired Companies. Where any such assignment is not permitted under Applicable Laws, the applicable Persons have granted to an Acquired Company an irrevocable, exclusive, worldwide, royalty-free, fully paid, transferrable and sublicensable licenses or usage rights, each, to the extent permitted by Applicable Laws, of such non-assignable Intellectual Property Rights. Each such agreement is substantially identical to the forms of invention assignment (including as part of employment/consulting agreements) previously delivered by Company to Parent. No such Persons have any right to further remuneration or consideration for such assignment, including for royalties in ‘services inventions’ as defined under Sections 132-134 of the Israeli Patents Law, 5727–1967, and all such Persons have executed irrevocable waivers with respect to the right to receive compensation in connection with “service inventions” under Section 134 of the Israeli Patents Law 1967 (and any other equivalent statute, if applicable). The Acquired Companies have timely paid in full all, and do not currently owe any, compensation to any Person (whether required by Applicable Laws or individually agreed with the respective inventors) in connection with any Owned Intellectual Property Rights, Owned Technology or Company Products, including with respect to any Patent that is based on an invention of any such Person. The contractual commitments and internal policies adopted by the Company with respect to employee inventor compensation have complied with Applicable Laws, and the Company has complied, in all material respects, with such contractual commitments and internal policies. All Persons who have been provided by an Acquired Company with access to confidential information of an Acquired Company are parties to executed written, valid, binding and enforceable agreements or legal obligations under which each such Person is obligated to maintain the confidentiality of such confidential information. To the Company’s Knowledge, none of such Persons is in violation of the agreements described in this Section 3.12(j). No Company Personnel or other Persons who have contributed to or were involved in the conception, reduction to practice, creation, authoring or development of Owned Intellectual Property Rights or Owned Technology has, or has ever claimed to have, any right, title or interest in, to or under any Owned Intellectual Property Rights or Owned Technology that has not been either (i) irrevocably assigned or transferred to the Company or (ii) licensed (with the right to grant sublicenses) to the applicable Acquired Company under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license. All authors of any works of authorship in the Owned Technology have waived their Moral Rights and have agreed to a covenant not to assert their Moral Rights, in each case, to the extent permitted by Applicable Law or such authors otherwise prepared such works in jurisdictions that do not recognize Moral Rights.

(k) Section 3.12(k)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Open Source Software that is integrated into the Company Products or is otherwise used and/or distributed by an Acquired Company (excluding that which is used exclusively for research, development or customer support purposes, and is not incorporated into, embedded into, hosted with, linked to, distributed with, or installed with any Company Products), and separately identifies for each such item of Open Source Software listed on such Schedule: (i) the license that applies to such Open Source Software, (ii) the Company Products into which such Open Source Software is incorporated into, embedded into, hosted with, linked to, distributed with, or installed with, (iii) whether or not the Open Source Software was modified by an Acquired Company, (iv) whether or not the Open Source Software was distributed by an Acquired Company, and (v) a description of how the Open Sources Software is used with or in the Company Products, including whether the Open Source Software is dynamically or statically linked (if applicable).

With respect to any Open Source Software that is so integrated into the Company Products or has been used by any Acquired Company in any manner, the Acquired Company has been and is in compliance in all material respects with all applicable licenses with respect thereto, including attribution and copyright notice requirements. None of the Company Products: (A) incorporates Copyleft Open Source Software; (B) interacts with Copyleft Open Source Software other than (I) via command-line arguments, pipes or sockets, or (II) via commercially-available network protocols such that the Owned Software and the Copyleft Open Source Software are being executed by different processors that are separated by a physical distance; (C) dynamically or statically links with Copyleft Open Source Software; (D) interacts with Copyleft Open Source Software such that the interaction results in a derivative or collective work of, or a work based on or derived in whole or in part on, both the Owned Software and the Copyleft Open Source Software; or produces a work by modifying Copyleft Open Source Software. No Acquired Company nor, any of the Company Personnel, have contributed any Company Product or Owned Technology to Open Source Software or any Open Source Software project, and no contributions made by any Acquired Company or, any of their employees, of Company Product or Owned Technology to Open Source Software or any Open Source Software project, if any, (x) were made in breach of confidentiality, Intellectual Property Rights or other obligations under any Contract to which the Acquired Company or the contributing employee is a party, (y) breach the terms of the open source license or other Contract under which they were contributed or released or (z) infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person.

(l)   No source code of any Owned Software has been licensed, put in escrow or otherwise provided by any Acquired Company to a third party other than to the Parent consultants and contractors solely for performing work on behalf of an Acquired Company who are bound by confidentiality obligations with respect to such source code that prohibit disclosure of such source code to any Person and limit the use of such source code to performing work on behalf of the applicable Acquired Company. Neither this Agreement nor any transactions contemplated by this Agreement will result in any Person (other than the Parent and its Affiliates) being granted rights or access to, or the placement in or release from escrow of, any Software source code or other Intellectual Property Rights or Technology, under or pursuant to any Contracts to which an Acquired Company is a party or by which any assets or properties of an Acquired Company are bound.

(m)   Governmental Grants. No Acquired Company has developed any Intellectual Property Rights, to which an Acquired Company has any rights, through the application of any financing made available by any Governmental Grant, or, through the assistance or use of the facilities of a university, college, other educational institution, research center, hospitals, medical centers or other similar institutions. The Company has not entered into, applied for, requested, accepted, been notified that it has been approved for, elected to participate in or received or become subject to or bound by any requirement or obligation relating to, any Governmental Grant, or amended or terminated, or waived any right or remedy related to, any Governmental Grant.

(n) No funding, facilities or resources of a university or other educational institution, the Israeli Defense Forces, research center or similar institution (collectively, “Institutions”) was used in the development of the Owned Intellectual Property Rights, Owned Technology or Company Products, and no Institution has any claim or right in or to any Owned Intellectual Property Rights, Owned Technology or Company Products. Without limiting the generality of any of the foregoing no current or former Company Personnel or other Person who has contributed to or was involved in the conception, reduction to practice creation, authoring or development of Technology, Company Products or Intellectual Property Rights for any Acquired Company: (i) performed services for, or was under a scholarship from, any Institution during a period of time during which such Company Personnel or other Person was also performing services for the Company, other than employees who were students at an Institution not subject to the applicable Institution’s rules regarding intellectual property ownership while being employed by any Acquired Company; or (ii) was employed by or has performed services (either directly or as the employee of a sub-contractor providing services) for, or was subject to any regulations, guidelines and/or directive of, the Israel Defense Forces or the Israel Ministry of Defense during a period of time during which such Person was also involved in, or contributing to, the creation or development of such Technology, Company Products or Intellectual Property Rights, or during the twelve-month period immediately prior to his or her employment or engagement with the Acquired Company, other than reserves duty.

(o) No Acquired Company is now nor has ever been, and no previous owner of any Owned Intellectual Property Rights or Owned Technology was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate any Acquired Company or the previous owner to grant or offer to any other Person any license or other right to the Owned Intellectual Property Rights or Owned Technology, including any future Technology and Intellectual Property Rights developed, conceived, made or reduced to practice by any Acquired Company or any Affiliate of an Acquired Company after the Closing Date.

(p) Section 3.12(p) of the Company Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (i) regarding joint development of any products, Company Products or Technology and a complete and accurate description of (A) the products, Company Products and Technology that were developed under such Contracts and (B) whether any such Technology or related Intellectual Property Rights are used in the Company Products or otherwise in the in the conduct of any Acquired Company’s current or planned business; (ii) by which any Acquired Company or any existing or future Affiliate of an Acquired Company grants, granted or is required to grant any ownership right or title to any Owned Intellectual Property Rights, (iii) by which an Acquired Company is assigned or granted an ownership interest in any Intellectual Property Rights (other than written agreements with employees and independent contractors that assign or grant to the Company ownership of Intellectual Property Rights developed in the course of providing services to the Company); (iv) under which any Person is granted any right to access Acquired Company source code for any Owned Software or to use such source code, including the right to create derivative works of Company Products; and (v) pursuant to which an Acquired Company has deposited or is required to deposit with an escrow agent or any other Person the source code for any Owned Software or any other Owned Technology, or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any source code for any Owned Software.

(q) Except as set forth in Section 3.12(q) of the Company Disclosure Schedule, there are no Contracts pursuant to which an Acquired Company or any existing or future Affiliate of an Acquired Company granted or is required to grant to any Person any rights under the Intellectual Property Rights of any Affiliate of an Acquired Company (other than Intellectual Property Rights owned or controlled by an Acquired Company as of the Closing Date).

Section 3.13. Contracts. Section 3.13 of the Company Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which an Acquired Company is a party or by which it (or any of its assets or properties) is bound and which is in the Company’s possession (each, and each Intellectual Property Agreement, a “Material Contract”):

(a) any Contract that involves aggregate payments by or to an Acquired Company of more than $50,000 during the 12-month period prior to the date of this Agreement;

(b) any Contract that is not listed Section 3.13(a) involving expected payments by or to an Acquired Company in the 12-month period following the Closing in excess of $50,000;

(c) any Contract relating to Indebtedness of an Acquired Company, and each other Contract in respect of which an Acquired Company is obligated to guarantee or assume any Indebtedness of any Person, and each other Contract relating to mortgaging, pledging or otherwise placing a Lien on any portion of any of an Acquired Company’s assets or properties;

(d) (i) any Contract for the sale of any assets of an Acquired Company and (ii) any Contract with respect to any completed or pending business acquisition, investment or disposition, in each case, other than with respect to the sale of inventory in the ordinary course of business consistent with past practice;

(e) any Contract pursuant to which an Acquired Company is subject to indemnification obligations (other than indemnification obligations in the ordinary course of business);

(f) any consulting agreement, independent contractor agreement, or advisory services agreement, that involved aggregate payments by or to an Acquired Company of more than $50,000 during the 12-month period prior to the date of this Agreement;

(g) any staffing agreement, professional employer organization agreement, employer of record agreement, or other Contract with any employer providing staffing services, outsourced labor, or joint employment services to an Acquired Company;

(h) any Contract containing (i) a covenant not to compete restricting an Acquired Company, including any Contract imposing exclusive dealing obligations or limitations on an Acquired Company in any geographic area during any period of time, (ii) a right of first refusal, right of first offer or right of first negotiation in favor of the counterparty thereto, or (iii) a most-favored nation or similar clause; or

(i) any Contract which creates any joint venture or similar arrangement;

(j) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(k) any employee or employment-related Contract (i) with an officer or director of an Acquired Company, or (ii) which provides for annual cash compensation in excess of $50,000;

(l) any Contract that is with a Governmental Authority or an Institution;

(m) any Contract that provides for an outstanding commitment for capital expenditures in excess of $50,000; or

(n) any Contract not otherwise addressed above that could reasonably be expected to have a Company Material Adverse Effect if breached by an Acquired Company.

No Acquired Company nor, to the Company’s Knowledge, any other party thereto, is in breach or default in any material respect under any Material Contract and, to the Company’s Knowledge, there does not exist any event, condition or omission which, with notice or lapse of time, or both, would constitute a breach or default in any material respect by any Person under any Material Contract. Each Material Contract is in full force and effect and is valid, binding and enforceable against each party thereto in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Complete and accurate copies of each written Material Contract (and written summaries of oral Material Contracts) have been made available to Parent, including all schedules, exhibits and other annexes attached to such Material Contracts or incorporated in them by reference.

Section 3.14. Employees; Labor Relations.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of (i) the names of all employees of an Acquired Company (a “Company Employee”), (ii) the name of each other Person who has accepted an offer of employment made by an Acquired Company, but whose employment has not yet commenced, and (iii) the names of each other Person to whom an offer of employment at a management level is outstanding by the Company, in each case at the date hereof. With respect to each such Person referred to in subsections (i), (ii) and (iii) above, Section 3.14(a) of the Company Disclosure Schedule further contains such Person’s (A) actual or offered position or function, (B) work location, (C) date of hire, (D) status as active or non-active and expected return date to work, actual scope of employment (part time, full time), and term (fixed or unfixed term), (F) overtime classification (e.g., exempt or non-exempt), and (G) salary and any other compensation or benefit payable, maintained or contributed to each of the listed Company Employees, including the following entitlements: vacation entitlement or other paid time-off, accrued vacation, deferred compensation, overtime payment (including global overtime pay), travel entitlement (e.g. travel pay, car maintenance or car entitlement), sick leave entitlement and accrual, recuperation pay entitlement and accrual, as well as entitlement to pension arrangement or any other provident fund (including manager’s insurance, pension fund and education fund), their respective contribution rates and the salary basis for such contributions and the commencement date for such contributions, prior notice period entitlement, and any incentive, commission or bonus arrangement (including type of bonus). (i) No Company Employee is entitled by Applicable Law, Contract, and/or employment policies to any benefits, entitlement or compensation that is not listed in Section 3.14(a) of the Company Disclosure Schedule, and (ii) no Acquired Company has made any promises or commitments to any of its employees or former employees or individuals listed in Section 3.14(a) of the Company Disclosure Schedule, whether in writing or not, with respect to any future changes to their compensation or benefits, as listed in Section 3.14(a) of the Company Disclosure Schedule. Other than their salaries, the Company Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.

(b) The employment of each of the Company Employees and other individuals listed in Section 3.14(a) of the Company Disclosure Schedule is terminable by the applicable Acquired Company with no more than one month prior notice.

(c) Currently, there are no employees of the Israeli Subsidiary.

(d) Without derogating from any of the above representations, other than as set forth under Section 3.14(d) of the Company Disclosure Schedule, the Acquired Companies’ liability towards the Company Personnel regarding severance pay, accrued vacation and contributions to pension arrangements and provident funds of whatever kind, to the extent applicable, is fully funded or, if not required by any source to be fully funded, is lawfully accrued in the Financial Statements as of the date thereof.

(e) Other than as set forth under Section 3.14(e) of the Company Disclosure Schedule, all source deductions and other material amounts required by Applicable Law or Contract to be deducted or withheld from remuneration payable to Company Personnel, and all employer premiums, contributions or amounts payable by the Acquired Companies thereon or in respect thereof, have been so deducted and withheld and remitted, paid or contributed in accordance with Applicable Law and the applicable Contract to the appropriate Governmental Authority or other Person on or before the due dates thereunder, and no Acquired Company has any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

(f) No Acquired Company is, and no Acquired Company has ever been, a party to any Collective Bargaining Agreement (whether written or oral) or any other Contract with any trade union, employee representative, workers council, staff association or any other employee body representing workers, and no such agreement is being negotiated. There are no and have never been any labor unions or other organizations representing any Company Employee and, to the Company’s Knowledge, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Company Employees or purporting to represent or seeking to represent any Company Employees.

(g) Except for extension orders which generally apply to all employees in Israel, there are no extension orders that apply to any Acquired Company and no Company Employee benefits from any such extension orders. No Acquired Company (i) is or has ever been a member of any employers’ association or organization, or (ii) has paid, been required to pay or been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. No Acquired Company deducts or is required or requested to deduct, any membership fee or organizational fee from its employees’ salaries to any labor organizations. No Acquired Company is engaged or has ever been engaged, in any unfair labor practice of any nature. No Acquired Company has ever had any strike, slowdown, work stoppage, lockout, job action or, to the Company’s Knowledge, threat thereof, or question concerning representation, by or with respect to any Company Employees.

(h) Other than as set forth under Section 3.14(e) of the Company Disclosure Schedule, for the past seven (7) years, the Acquired Companies have complied in all material respects with the provisions of Applicable Law and all applicable Contracts pertaining to employees and employment issues, including termination of employment of Company Personnel, including all such Applicable Laws relating to labor relations, terms and condition of employment, equal employment, fair employment practices, wages and hours, severance, entitlements, discrimination, immigration status, overtime and overtime payment, records of hours, shifts payments, bonuses, foreign employees, working during rest days, social benefits contributions, severance pay, pension, notification on employment terms, termination of employment, notices to employees, employing employees through services providers in accordance with the Israeli Law for Strengthening the Enforcement of Labor Laws, 5772–2011, the Wage Protection Law, 5718–1958, the Prevention of Sexual Harassment Law, 5758–1998, engagement of service providers, collective bargaining, employees’ rights and benefits which derive from Collective Bargaining Agreements and extension orders, civil rights, immigration, privacy issues, fringe benefits, employment practices, recruitment of employees, workers’ compensation and the collection, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violations of the personal rights of employees, former employees or prospective employees, Tax information reporting, employment and withholding Taxes or other similar employment practices or acts.

(i)   No current or former employee or Contractor of the Company did not execute an agreement concerning intellectual property and confidentiality. The Company has delivered to Parent (i) accurate and complete copies of all standard employment agreements, employment agreements with all key employees and agreements with all Contractors, (ii) accurate and complete copies of all employee manuals, handbooks, policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of Company Personnel which exist and are in its possession; and (iii) a written summary of all material unwritten policies, practices and customs of the Acquired Companies which exist and are in its possession.

(j) No Acquired Company has received written notice that any officer, executive or key employee of an Acquired Company will or may cease to be employed, or will refuse employment with Parent. Section 3.14(j) of the Company Disclosure Schedule sets forth a true and complete list of all (i) temporary employees of an Acquired Company, including personnel engaged through manpower agencies, (ii) employees of third parties placed at the premises of an Acquired Company and (iii) individuals who are providing or have provided services to an Acquired Company while classified as independent consultants or contractors (each, a “Contractor”), and includes each Contractor’s name, term of engagement, date of commencement, scope of services, rate of all regular compensation and benefits, bonus or any other compensation payable. During the last three (3) years, no Acquired Company has used the services of any Contractor under circumstances that would reasonably be expected to classify them as Company Employees or entitle them to any employment benefits under any Applicable Law or to participate in any Employee Plan. Without derogating from the generality of the above, all current and former Contractors have been (or in the case of former Contractors, were) lawfully and properly classified by the applicable Acquired Company as independent contractors and would not reasonably be expected to be reclassified by any authority as employees of any Acquired Company for any purpose whatsoever, and no Acquired Company owes any compensation or any other obligation to any current or former Contractors according to any Contract or Applicable Law. The applicable Acquired Company’s engagement with all Contractors can be terminated at any time for any reason with no more than thirty (30) days’ notice without any amounts being owed to such individuals, other than with respect to fees accrued before the notice of termination or any other compensation that are required by Contract.

(k) To the Company’s Knowledge, no Company Personnel is in violation of any term of any employment Contract, confidentiality, noncompetition or other proprietary rights Contract.

(l) There is no employment-related Action of any kind pending or to the Company’s Knowledge threatened, relating to compliance with, or an alleged violation or breach of, any Applicable Law (including applicable labor law) other than routine claims for benefits, and no Acquired Company has any unsatisfied obligations of any nature to any of its former employees or former Contractors. The termination of all such former employees and Contractors was in compliance in all materials respects with Applicable Law and any applicable Contract.

(m) To the Company’s Knowledge, there are no pending claims against any Acquired Company under any workers’ compensation plan or policy or for short or long term disability. Other than as set forth under Section 3.14(e) of the Company Disclosure Schedule, within the past three (3) years, no Acquired Company has implemented any layoff of employees or reduction in workforce, unpaid leave of absences or reduction in salaries.

Section 3.15. Employee Plans.

(a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or increase the amount of any material compensation due, to any employee or former employee of any Acquired Company, (ii) increase any material benefits otherwise payable under any Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in the triggering or imposition of any restrictions or limitations on the rights of an Acquired Company to amend or terminate any Employee Plan, (v) entitle the recipient of any material payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit, or (vi) have a material adverse effect on the labor relations at an Acquired Company.

(b) Other than as set forth under Section 3.15(b) of the Company Disclosure Schedule, all material contributions and other payments required to be made by an Acquired Company to any Employee Plan with respect to any period ending on the Closing Date have been made, and were made within the time periods, if any, prescribed by Applicable Law (other than routine payments, deductions and withholdings to be timely made in the ordinary course of business and consistent with past practice). As of the Closing Date, there will be no outstanding material Liabilities of any Employee Plan other than material Liabilities for benefits to be paid to participants in such Employee Plan and their beneficiaries in accordance with the terms of such Employee Plan.

(c) Other than as set forth under Section 3.15(b) of the Company Disclosure Schedule, the Acquired Companies have complied in all material respects with the terms of each Employee Plan and Applicable Law with respect to such Employee Plans. To the Company’s Knowledge, no Actions with respect to any Employee Plan are pending or threatened (other than routine claims for benefits).

Section 3.16. Permits. No Acquired Company holds any Permits issued or issuable by Governmental Authorities, and no such Permits that are necessary to the conduct of its respective business, except where the failure to obtain a Permit would not result in a significant liability or have a significant adverse effect on the operation of such Acquired Company’s business.

Section 3.17. Insurance. No Acquired Company has any insurance policies which are currently in effect.

Section 3.18. Related-Party Transactions. Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts, arrangements and other commitments or transactions to which an Acquired Company, on the one hand, and a Related Party, on the other hand, are parties, or are otherwise bound or affected. Immediately following the Closing, no Acquired Company will have any obligation to pay any salary, fees, expenses, costs, reimbursements or other amounts to any Related Party and no such Person will owe any amounts to the Company. To the Company’s Knowledge, no Related Party (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of an Acquired Company, or (b) owns any property right, tangible or intangible, which is used by an Acquired Company in the conduct of its business.

Section 3.19. Warranty; Product Liability.

(a) During the last three (3) years, no Acquired Company has received any written notice from any Person regarding any actual, alleged, possible or potential product liability claim related to any Company Product, whether on account of any express or implied warranty, breach of contract or otherwise.

(b) No Owned Technology contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “malware,” “malicious code,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”). The Acquired Companies have taken reasonable steps to prevent the introduction of Viruses into the Owned Technology.

Section 3.20. Privacy and Information Security.

(a) The Acquired Companies are in material compliance with Applicable Law regarding the Processing of Personal Information (collectively, “Data Protection Laws”). The Acquired Companies are further in material compliance with the Company’s privacy parties and the terms of all Contracts to which an Acquired Company is a party relating to the Processing of Personal Information. The Company and the Company Subsidiaries have taken appropriate, adequate, and industry standard measures to protect and maintain the confidentiality of Personal Information.

(b) The Acquired Companies do not access any Personal Information in connection with the conduct of their business, and, to the Company’s Knowledge, no Personal information has been accessed or obtained by an Acquired Company in the past seven (7) years. To the Company’s Knowledge, in the past seven (7) years, there has been no unauthorized access, use, or disclosure of any Personal Information in the possession or control of an Acquired Company or any of its contractors with regard to any Personal Information obtained from or on behalf of an Acquired Company that would require notification of any individual or Governmental Authority under Applicable Law.

(c) No Actions relating to the Processing of Personal Information are pending or, to the Company’s Knowledge, threatened against an Acquired Company, and, in the last seven (7) years, no Acquired Company has received any written complaints or, to the Company’s Knowledge, has been the subject of any governmental investigations (whether formal or informal) regarding an Acquired Company’s Processing of Personal Information.

(d) The Acquired Companies have implemented and maintained, consistent with their contractual and other obligations to other Persons, reasonable and appropriate security and other measures designed to protect all Personal Information, computers, networks, software and systems used in connection with the operation of the Company’s business (the “Information Systems”) from Viruses and unauthorized access, use, modification, disclosure or other misuse of Personal Information. To the Company’s Knowledge, no Acquired Company has, in the last five (5) years, experienced any loss, damage or unauthorized access, disclosure, use or breach of security of any Personal Information in an Acquired Company’s possession, custody or control, or otherwise held or processed on its behalf (whether by a contractor, by an Acquired Company or otherwise).

Section 3.21. Brokers. Except as set forth in Section 3.21 of the Disclosure Schedule, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Affiliate thereof that might be entitled to any fee or commission in connection with this Agreement or the transactions contemplated hereby.

Section 3.22. Bank Accounts. Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which an Acquired Company maintains a safe deposit box or account, and the related account numbers and authorized signatories with respect thereto.

Section 3.23. Accounts Receivable. Subject to any reserves set forth in the applicable balance sheet, the accounts receivable set forth on the balance sheets in the Financial Statements and the Closing Balance Sheet are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims. No Acquired Company has been notified in writing that any outstanding accounts receivable is being disputed by the payor thereof, and all accounts receivable on the Closing Balance Sheet are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts set forth thereon.

Section 3.24. Full Disclosure. No representation or warranty regarding an Acquired Company in this Agreement or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article 4

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Parent Disclosure Schedule, each of Parent and Merger Sub represents and warrants to the Company as of the date hereof and as of the Closing Date that:

Section 4.01. Existence and Power. Each of Parent and Merger Sub is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all powers required to carry on its business as now conducted, except where the failure to have such power would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to be so licensed would not have a Parent Material Adverse Effect.

Section 4.02. Authorization. The execution, delivery of, and performance by each of Parent and Merger Sub of their respective obligations under this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, are within the corporate powers of Parent and, except for the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, Merger Sub, and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been, and each of the other Transaction Documents to which Parent or Merger Sub is or will be a party will be at or prior to the Effective Time, duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitutes (or will constitute) the valid and binding agreement of each of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, respectively, in accordance with their respective terms (subject to the Enforceability Exceptions). Except for the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, no votes, approvals or consents of the holders of any of Parent’s or Merger Sub’s capital stock are necessary in connection with execution and delivery of, or the performance by Parent or Merger Sub of their respective obligations under, this Agreement and the Transaction Documents or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby.

Section 4.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and, to the extent applicable, thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with Section 2.01(b) and the DGCL; (ii) without derogating from the provisions of Section 4.07 below, compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws; and (iii) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or materially delay the Closing.

Section 4.04. Noncontravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with or violate any provision of any Governing Document of Parent or Merger Sub, (ii) contravene, conflict with or violate any Applicable Law, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, or (iv) require any consent from or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, violation or breach under, or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or such Subsidiary is entitled under any provision of, any Contract binding upon Parent or any of its Subsidiaries, with only such exceptions, in the case of clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, be material to Parent’s or Merger Sub’s ability to consummate the Merger or any of the transactions contemplated under this Agreement or the Transaction Documents.

Section 4.05. Ownership and Operations of Merger Sub. Parent owns of record and beneficially all outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and by the other Transaction Documents and has engaged in no other business or other activities or incurred any Liabilities other than in connection with or as contemplated in this Agreement and the other Transaction Documents.

Section 4.06. Litigation. Except as disclosed in Parent’s publicly available filings, as of the date of this Agreement, there is no Action pending against, or to the knowledge, after reasonable inquiry, of the General Counsel of Parent, threatened against Parent or Merger Sub before any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any Order of any Governmental Authority that is or would reasonably be expected to have a Parent Material Adverse Effect

Section 4.07. Issuance of Parent Shares. The Parent Shares to be issued pursuant to this Agreement have been duly authorized, and when issued in accordance with this Agreement, will be (i) validly issued (including, for the removal of doubt, be issued in full compliance with the Applicable Law, including in compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws), fully paid and nonassessable and not subject to any preemptive or similar rights or to any Lien (with respect to the latter, excluding any restriction on transfer provided in this Agreement, Parent’s organizational requirements and Applicable Law).

Section 4.08. Capitalization. The issued and outstanding share capital of Parent, as of the date hereof on a Fully Diluted Basis, is as set forth on Schedule B. Other than as set forth in Schedule B, as of the date hereof there are no outstanding warrants and/or options to purchase shares of the Parent.

Section 4.09. Exclusivity of Representations.Section 4.10. The representations and warranties made by Parent and Merger Sub in this Agreement and the other Transaction Documents are the exclusive representations and warranties made by Parent and Merger Sub in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Each of Parent and Merger Sub hereby disclaims any other express or implied representations or warranties.

Section 4.10. No Outside Reliance. Parent and Merger Sub acknowledge that, except for the representations and warranties set forth in Article 3, the Company Disclosure Schedule and the certificates delivered in connection with the transactions set forth in this Agreement, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of its businesses or its assets.

All representations and warranties made by the Parent and Merger Sub herein, or any certificate delivered by the Parent and Merger Sub, pursuant to this Agreement, shall survive the execution and delivery of this Agreement, the Closing Date and shall survive until the eighteen (18) month anniversary of the Closing Date.

Article 5
Covenants of the Company

Section 5.01. Conduct of the Acquired Companies.

(a) From the date hereof until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with Article 12 (the “Pre-Closing Period”), except as set forth in Section 5.01(a) of the Company Disclosure Schedule, as otherwise expressly required by this Agreement or any other Transaction Document, as required by Applicable Law or as consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization and keep available the services of its directors, officers and employees, (ii) maintain in effect all Permits, (iii) maintain its assets and properties, (iv) maintain satisfactory relationships with its customers, lenders, suppliers, lessors and others having material business relationships with it and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice.

(b) Without limiting the generality of Section 5.01(a), during the Pre-Closing Period, except as set forth in Section 5.01(b) of the Company Disclosure Schedule, as otherwise expressly required by this Agreement or any other Transaction Document, as required by Applicable Law, or as consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not and shall cause its Subsidiaries not to:

(i) adopt or propose any change to, or amend or otherwise alter, its Governing Documents (whether by merger, consolidation or otherwise);

(ii) split, combine or reclassify any shares of capital stock, equity interests, voting securities or other ownership interests of any Acquired Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property or any combination thereof) in respect of any Company Securities or Subsidiary Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Subsidiary Securities other than the repurchase of any unvested Company Securities as a result of a termination of service of the holder of the Company Securities;

(iii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities or (B) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise) other than the issuance of Company Securities pursuant to the exercise of Company Stock Options;

(iv)  enter into, adopt a plan of or effect any restructuring, reorganization or complete or partial liquidation, dissolution, merger or consolidation;

(v)   acquire (by merger, consolidation, acquisition of shares, assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company in a manner that is consistent with past practice;

(vi) sell, lease, license or otherwise transfer or dispose of, or abandon or allow to lapse, or create or incur any Lien (other than Permitted Liens) on any of an Acquired Company’s tangible assets, securities, properties, interests or businesses, other than sales or abandonment of obsolete equipment in the ordinary course of business consistent with past practice;

(vii) make any loans, advances or capital contributions to, or investments in, any other Person other than in another Acquired Company;

(viii) create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness or guarantees thereof, other than in the ordinary course of business;

(ix)  (A) enter into, renew, amend or modify in any material respect or terminate any Material Contract or (B) otherwise waive, release or assign any material rights, claims or benefits of the Acquired Companies under any Material Contract, other than in the ordinary course of business; provided, that Parent’s prior written consent to any such actions with respect to Material Contracts described in Section 3.10(a) that are entered into in the ordinary course of business on customary terms shall not be unreasonably withheld, conditioned, or delayed;

(x) (A) enter into any Collective Bargaining Agreement or (B) enter into or amend the terms of any employment, termination, retirement or similar agreement, including by increasing the compensation, bonus or other benefits payable thereto other than in the ordinary course of business and consistent with past practice;

(xi)  change any of the Acquired Companies’ methods of accounting, except as required by concurrent changes in GAAP or Applicable Law, as agreed to by the independent accountants of the Acquired Companies;

(xii) except as required by Applicable Laws, make, change or revoke any Tax election, change any annual Tax accounting period adopt or change any method of Tax accounting, amend any Tax Returns or file claims for material Tax refunds, enter any closing agreement, settle any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment. All of the actions mentioned in this sub-section (xii) shall not be taken in the event that such actions could have the effect of increasing the Tax liability of any Acquired Company for a Post-Closing Tax Period;

(xiii) enter into or amend any Contracts pursuant to which an Acquired Company transfers or licenses to any Person or entity any rights to its Intellectual Property Rights or any other party is granted rights of any type or scope with respect to any of an Acquired Company’s proposed products or Intellectual Property Rights other than non-exclusive licenses granted in the ordinary course of business;

(xiv)  make any capital expenditures, capital additions or capital improvements;

(xv)   materially reduce the amount of any insurance coverage provided by existing insurance policies;

(xvi)  terminate or waive any right of substantial value (other than in the ordinary course of business) or forgive, cancel or defer any Indebtedness or waive any claim or rights of material value (including any indebtedness owing by any holder of the Company’s securities, officer, director or employee);

(xvii)   grant, agree to grant or pay any severance, change of control, retention or termination pay or benefits (A) to any director or officer or (B) to any other employee, consultant, independent contractor, or other service provider;

(xviii)  (A) commence a lawsuit other than (I) for the routine collection of bills, (II) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business or would otherwise be harmful to the best interests of the Company, provided that the Company consults with Parent prior to the filing of such a suit or (III) for a breach of this Agreement; or (B) enter into any settlement agreement with respect to any lawsuit involving any payment; or

(xix)  enter into any binding agreement to do any of the foregoing, or take any action that would prevent it from materially performing or cause it not to materially perform its covenants hereunder.

Section 5.02. Access to Information. During the Pre-Closing Period, the Company shall, and the Company shall cause its Subsidiaries to, (a) upon reasonable advance notice, give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (b) furnish to Parent and its Affiliates and their respective Representatives such financial, operating and human resources data and other information relating to the Acquired Companies as such Persons may reasonably request and (c) instruct the Representatives of the Acquired Companies to cooperate with Parent and its Affiliates and their respective Representatives in their investigation of the Acquired Companies, provided that, neither the Company nor any of its Subsidiary shall be required to disclose any information if such disclosure would, (a) in the written opinion of outside counsel to the Company, violate Applicable Law, or, (b) in the written opinion of outside counsel to the Company, jeopardize any attorney-client privilege; provided, that, in any such event, the parties shall cooperate with respect to alternative access or disclosure that would not result in such violation or loss. No investigation by Parent, its Affiliates or any of their respective Representatives or other information received by Parent, its Affiliates or any of their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

Section 5.03. Written Consent; Information Statement. The Company shall use its reasonable efforts to obtain from each Stockholder a counterpart to the Written Consent as expeditiously as possible after the execution and delivery of this Agreement and shall promptly deliver such Written Consent to Parent, once available. The materials submitted to such holders in connection with soliciting the Written Consent shall include the unanimous recommendation of the Company’s Board of Directors that such holders vote their shares of Company Stock in favor of the adoption of this Agreement, the Merger and the transactions contemplated hereby. If any holder of Company Stock does not sign the Written Consent by 5:00 P.M. Israel Time on the Business Day following the date hereof, then promptly thereafter (but in any event no later than 10 days after receipt by the Company of the Required Stockholder Vote), the Company shall prepare and deliver to each such holder an information statement (the “Information Statement”) containing notice of the receipt of the Required Stockholder Vote, a description of the Merger and this Agreement and such other information as may be required to be included therein by Sections 228 and 262 of the DGCL. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto before they are delivered to such holders of Company Stock, and the Company shall incorporate any reasonable comments of Parent and its counsel in connection therewith; provided, however, that Parent shall in no way be responsible for any of the content of the Information Statement.

Section 5.04. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover law is or may become applicable to this Agreement or the transactions contemplated hereby, the Company and its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.05. Affiliate Contracts. The Company shall, and shall cause its Subsidiaries to, terminate, or cause to be terminated, the Contracts with Related Parties set forth on 0 of the Company Disclosure Schedule at or prior to Closing with no further Liability or obligation, directly or indirectly, of any kind thereunder on the part of any of the Acquired Companies.

Section 5.06. Resignations. At or prior to Closing, the Company shall deliver to Parent resignation letters executed by each officer and director of each of the Acquired Companies.

Section 5.07. Exclusivity. From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, except for the transactions contemplated by this Agreement and the other Transaction Documents, the Company, the Equityholder Representative and the Equityholders shall not, and each shall cause their respective Affiliates and Representatives not to, directly or indirectly, solicit, encourage, initiate, enter into any Contract regarding or entertain the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of any of the equity interests in the Acquired Companies or all or any material portion of the assets of the Acquired Companies (other than the acquisition of inventory in the ordinary course of business), whether in an acquisition structured as a merger, business combination, consolidation, exchange, sale of assets, sale of stock or otherwise, or participate in any discussions or negotiations regarding, furnish any information with respect to, assist, cooperate with or participate in or knowingly facilitate or knowingly encourage in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent and Merger Sub) conducted heretofore with respect to any of the matters addressed in this Section 5.07. In the event that any Acquired Company, the Equityholder Representative, or any of their respective Affiliates or Representatives, receives or becomes aware of any communication from any Person (other than Parent, Merger Sub or their respective Affiliates and Representatives) regarding any of the matters addressed in this Section 5.07, such Acquired Company or Equityholder Representative (or respective Affiliate or Representative), as applicable, shall promptly (and no later than 24 hours after receipt thereof) provide Parent with written notice of the same, which notice (unless prohibited by the terms of any confidentiality agreement in effect as of the date hereof or otherwise by Applicable Law) shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

Article 6
Tax Matters

Section 6.01. Transfer Taxes. Parent shall cause all Transfer Taxes to be remitted to the appropriate Taxing Authority when due, and shall cause all necessary Tax Returns to be filed with respect to all such Transfer Taxes, and, if required by Applicable Law, the Equityholders will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns. All Transfer Taxes shall be borne by the Parent.

Section 6.02. Tax Returns.

(a) Parent shall prepare or cause to be prepared and cause to be timely filed all Tax Returns of the Acquired Companies required to be filed following the Closing Date. To the extent that any such Tax Return includes a Pre-Closing Tax Period, Parent shall prepare the Tax Returns of the Acquired Companies on a basis consistent with the Company’s past practice (except as otherwise required by applicable Tax Law) and provide the Equityholder Representative with a copy of each such draft Tax Return, at least thirty (30) Business Days prior to its filing (taking into account any extensions thereof). Parent shall reasonably and in good faith consider any revisions to such Tax Returns as are requested by the Equityholder Representative, provided that such revisions are requested no more than 15 days after such Tax Return is delivered to the Equityholder Representative. Any Covered Taxes for any Tax period with respect to which such Tax Returns were filed shall be borne by the Pro Rata Holders in accordance with their Pro Rata Share and the provisions set forth on Section 10.01. To the extent not taken into account in calculating the Indebtedness, the Pro Rata Holders shall pay Parent the amount of any Covered Taxes due with respect to such Tax Returns at least two (2) Business Days before payment of such Taxes is due to the Tax Authority in connection with the filing of such Tax Returns.

(b) To the extent permitted under Applicable Law, Parent and the Equityholders agree to cause the Acquired Companies to file all Tax Returns for the periods including the Closing Date on the basis that the relevant Tax period ended on the Closing Date. Except as required by Applicable Law or with the consent of the Equityholder Representative (not to be unreasonably withheld, conditioned or delayed), Parent shall not amend any income or other material Tax Return of an Acquired Company for a Pre-Closing Tax Period.

(c) Parent and the Equityholders and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or other proceeding with respect to Taxes of any of the Acquired Companies. Such cooperation shall include retaining (until the expiration of the relevant statute of limitations) and (upon the other party’s reasonable request) providing records and information which are reasonably relevant to any such audit or other proceeding and within such party’s possession or obtainable without material cost, expense and efforts and making their best efforts that employees or other representatives will be available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding any provision of this Agreement to the contrary, Parent shall not be required to provide to any Person any right to access or to review any Tax Return or Tax work papers of Parent or any Affiliate (other than the Acquired Companies) of Parent (including any consolidated, combined, affiliated, unitary or similar Tax Return that includes Parent or any Affiliate of Parent).

Section 6.03. Reserved.

Section 6.04. Certain Disputes. Parent shall have the right to control the conduct of any Tax audit, investigation, assessment or administrative or judicial proceeding or of any demand or claim on any of the Acquired Companies relating to Taxes (collectively, a “Tax Contest”) which could give rise to an indemnification claim under this Agreement; provided, however, that (i) Parent shall keep the Equityholder Representative reasonably informed concerning the progress of any such Tax Contest, (ii) the Equityholder Representative shall be entitled to participate in such Tax Contest at the sole expense of the Equityholders (including having the opportunity to consult with Parent regarding significant actions and the opportunity to review and comment on significant written materials furnished in connection with such actions) and (iii) Parent shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of the Equityholder Representative (which shall not be unreasonably withheld, delayed or conditioned).

Section 6.05. Conflict. To the extent that any obligation or responsibility pursuant to Article 10 may conflict with any obligation or responsibility pursuant to this Article 6, the provisions of this Article 6 shall control.

Section 6.06. Tax Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 6 shall survive until 60 days after the expiration of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Article 7
Employee Matters

Section 7.01. Employee Matters.

(a) Prior to the Closing Date, to the extent requested by Parent, the Company shall take all actions necessary or appropriate to cause the Employee Plans set forth in Section 7.01(a) of the Company Disclosure Schedule to be terminated as of the day immediately preceding the Closing Date. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of such Employee Plans shall be subject to Parent’s prior reasonable review and approval.

Section 7.02. D&O Indemnified Parties.

(a) Following the Effective Time, Parent shall cause the Surviving Corporation to maintain in full force and effect and continue to honor the obligations thereunder and cause each of the Acquired Companies to fulfill and honor in all respects their respective obligations to their current and former directors and officers as of immediately prior to the Effective Time (the “D&O Indemnified Parties”) pursuant to indemnification agreements with the Acquired Companies, respectively, in effect on the date hereof and set forth on Section 7.02 of the Company Disclosure Schedule, and pursuant to the Acquired Companies’ Governing Documents, in each case, in effect on the date hereof. This Section 7.02 shall survive the Merger, is intended to benefit and shall be enforceable by each D&O Indemnified Party and their respective heirs, shall be binding on all successors and assigns of Parent and the Acquired Companies, as applicable, and shall not be terminated or modified in a manner as to adversely affect the rights of any D&O Indemnified Party without the written consent of such D&O Indemnified Party.

(b) Notwithstanding the foregoing, no D&O Indemnified Party will have any right of indemnification or right of advancement from the Surviving Corporation or its successors or Parent pursuant to this Section 7.02 with respect to any Damages recoverable by any of the Parent Indemnified Persons from such D&O Indemnified Party in his or her capacity as a Pro Rata Holder pursuant to Article 10.

Section 7.03. No Third-Party Beneficiaries. Without limiting the generality of Section 13.04, nothing in this Article 7, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any current or former Service Provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, agreement or arrangement, (c) shall alter or limit the ability of Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (d) shall create any obligation on the part of Parent or its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to employ or engage any Service Provider for any period following the Effective Time; provided that in the case of Section 7.02, the D&O Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns are intended third party beneficiaries of such Section and shall have the right to enforce such Section in their own name.

Article 8
Additional Covenants

Section 8.01. Efforts. Subject to the terms and conditions of this Agreement, during the Pre-Closing Period, each of Parent and the Company will use commercially reasonable efforts to take, or cause to be taken (including, in the case of the Company, by causing the other Acquired Companies to take), all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including (i) satisfying the conditions precedent to the obligations of any party hereto set forth in Article 9, (ii) determining whether any action by or in respect of, or filing with, any Governmental Authority or any other third party is required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (iii) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and taking any other required action and (iv) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or, at the direction of Parent, other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither Parent nor any of its Affiliates shall be obligated to (and, without Parent’s prior written consent, no Acquired Company shall) (1) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (2) unless specifically specified in this Agreement, divest, license, dispose of, transfer or otherwise hold separate (including by establishing a trust or otherwise), (3) litigate, challenge or take any action with respect to any Action by any Person, including any Governmental Authority or (4) agree to do any of the foregoing. Each of Parent and the Company shall promptly notify the other parties hereto of any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents.

Section 8.02. Third-Party Notices and Consents. Promptly following the date hereof, each of Parent and the Company shall cooperate with one another, and the Company shall cause the other Acquired Companies to cooperate with Parent, in determining whether any actions are required to be taken or any consents, approvals or waivers are required to be obtained from any parties to any Material Contracts or other Contracts in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Upon Parent’s request, the Company shall, and shall cause the other Acquired Companies to, use reasonable efforts (including by cooperating with Parent and its Affiliates and Representatives) in connection with the giving of notices of the transactions contemplated by this Agreement and the other Transaction Documents to any third parties, including pursuant to any Contracts to which any of the Acquired Companies is a party, including those notices set forth on Schedule 8.02(i). Prior to the Effective Time, at the direction of Parent, the Company shall use reasonable efforts (and the Company shall cause the other Acquired Companies to use their respective reasonable efforts) to (a) obtain any third-party consents, waivers or novations required pursuant to the terms of any Contracts that are necessary or appropriate to operate the Acquired Companies after the Closing, including those consents set forth on Schedule 8.02(ii) and (b) terminate the agreements set forth on Schedule 8.02(iii); provided that in connection with obtaining any such third-party consent, waiver or novation, or terminating such agreements, neither Parent nor any of the Acquired Company shall be required to make any payment or accept any material condition or obligation with respect thereto.

Section 8.03. Confidentiality. Parent, Merger Sub, the Company and each Acquired Company, the Equityholder Representative and each Equityholder shall not, and shall not permit their respective Affiliates or Representatives to, directly or indirectly disclose, without the prior written consent of the Company (in the case of a disclosure by the Parent or Merger Sub or their respective Affiliates or Representatives) or the Parent (in the case of a disclosure by the Company, an Acquired Company, the Equityholder Representative and an Equityholder or their respective Affiliates or Representatives), to any third party any details concerning the Agreement or the transactions contemplated hereby or any confidential or proprietary information furnished to it or its Affiliates or Representatives in connection with the negotiation and execution of, and performance of the obligations arising under, the Transaction Documents and the transactions contemplated thereby, whether disclosed prior or after the date hereof (collectively, the “Confidential Information”); provided, however, that the term “Confidential Information” will not include any information concerning the other party (i) that becomes available from a third-party source that is not known by the receiving party, after reasonable due inquiry, to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by the receiving party its Affiliates or its Representatives without use of Confidential Information. If this Agreement is terminated, each Acquired Company, the Equityholder Representative and each Equityholder shall, and shall cause their respective Representatives to, destroy all documents and other materials, and all copies thereof, that it or its Affiliates or Representatives obtained, or that were obtained on their behalf, from the other party in connection with the Transaction Documents and the transactions contemplated thereby and that constitute Confidential Information. Press releases and other publicity concerning the transactions contemplated by this Agreement shall be made only with the prior written agreement of the Parent. Notwithstanding anything in this Section 8.04 to the contrary, no Equityholder which is a private equity or venture capital fund shall be precluded from disclosing to (i) its members, partners or limited partners (who are subject to a duty of confidentiality) (A) such terms of this Agreement that such fund is reasonably required to disclose to its members, partners or limited partners, as applicable, under its partnership agreement, limited liability company agreement or comparable organizational agreement, (B) that such fund sold its interest in the Company to Parent, and (C) the rate of return on such fund’s investment in the Company, and (ii) prospective investors (who are subject to a duty of confidentiality) (A) that such fund sold its interest in the Company to Parent and (B) the rate of return on such fund’s investment in the Company.

Section 8.04. Notices of Certain Events. Each party hereto shall promptly notify the other parties in writing of the occurrence of any matter or event that would reasonably be expected to cause any of the conditions set forth in Section 9.01 not to be satisfied. The Company shall promptly notify Parent in writing of the occurrence of any matter or event that would reasonably be expected to cause any of the conditions set forth in Section 9.01(c) not to be satisfied. Each of Parent and Merger Sub shall promptly notify the Company in writing of the occurrence of any matter or event that would reasonably be expected to cause any of the conditions set forth in Section 9.03 not to be satisfied. The Company shall promptly notify Parent of any notice or other communication from any Person asserting that (i) such Person is entitled to compensation or consideration from any of Parent, Merger Sub, any Acquired Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents (other than as reflected on the Allocation Schedule), (ii) the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents or (iii) an Action that, if pending on the date of this Agreement, would have been required to have been disclosed on the Company Disclosure Schedule, or an Action relating to the consummation of the transactions contemplated by the Transaction Documents, has been commenced or threatened. The delivery of any notice pursuant to this Section 8.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In particular, the delivery of any notice by the Company to Parent hereunder shall not be deemed to constitute an exception to the representations and warranties made by the Company hereunder, nor limit the rights of Parent under this Agreement for any breach by the Company of such representations and warranties or have any effect for purposes of determining the satisfaction of the conditions set forth in Article 9.

Section 8.05. Further Assurances. From and after the Closing, each party hereto shall take, or shall cause to be taken, such further actions and to execute, or cause to be executed, such further documents, agreements, instruments, writings and certificates as may be reasonably necessary or reasonably requested by any other party hereto to effectuate the intent of this Agreement and to provide such other party in all material respects with the intended benefits of this Agreement and the other Transaction Documents.

Article 9
Conditions to Closing

Section 9.01. Conditions to the Obligations of Parent, Merger Sub and the Company. The obligations of Parent, Merger Sub and the Company to consummate the Closing are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by each of (i) Parent, on behalf of itself and Merger Sub, and (ii) the Company):

(a) No provision of any Applicable Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby or by the Transaction Documents;

(b) There shall not be pending or threatened any Action in which a Governmental Authority is or is threatened to become a party or is otherwise involved, and neither Parent nor any Acquired Company shall have received any communication from any Governmental Authority in which such Governmental Authority indicates the probability of commencing any Action or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or from any Acquired Company, any damages or other relief that would be material to Parent or to the Company, as applicable; or (iii) that would materially and adversely affect the right of Parent or an Acquired Company to own the assets or operate the business of the Acquired Companies or of the Parent, as applicable; and

(c) The Required Stockholder Vote adopting this Agreement, approving the Merger, the transactions contemplated by this Agreement and the other Transaction Documents shall have been validly obtained under the DGCL and the Company’s Governing Documents.

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent, on behalf of itself and Merger Sub) of the following further conditions:

(a) The Company shall have performed and complied with in all material respects all of its obligations and agreements hereunder required to be performed or complied with by the Company at or prior to the Closing;

(b) The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall be true and correct (i) in all material respects as of the date of this Agreement (except where any such representations and warranties expressly relate to a specific date prior to the date of this Agreement, then such representations and warranties will be true and correct in all material respects as of such date), and (ii) as of the Closing (or, if such representations and warranties expressly relate to a specific date between signing and the Closing, then as of such date), except, in the case of this clause (ii) where the failure of such representations and warranties of the Company to be accurate at the Closing (or such other date), when taken as a whole, would not reasonably be expected to result in a Company Material Adverse Effect;

(c) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;

(d) Parent and Merger Sub shall have received a certificate duly executed by an officer of the Company, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 9.02(a), 9.02(b) and 9.02(c) (the “Company Certificate”);

(e) Reserved;

(f)   The Equityholder Representative shall have delivered to Parent a duly executed counterpart to the Escrow Agreement, in a form to be agreed between the Parent, the Equityholder Representative and the Escrow Agent (the “Escrow Agreement”);

(g) Reserved;

(h) The Company shall have delivered to Parent, the Estimate Statement and the Allocation Schedule pursuant to Section 2.08(a);

(i)   The Company shall have delivered to Parent written resignations of each of the directors and officers of each of the Acquired Companies, which resignations shall be effective as of the Effective Time;

(j)   Parent and Merger Sub shall have received from an officer of the Company a certificate having attached thereto (i) the Certificate of Incorporation as in effect immediately prior to the Effective Time, (ii) the Bylaws of the Company as in effect immediately prior to the Effective Time, (iii) the Governing Documents of each other Acquired Company, (iv) resolutions approved by the Company’s Board of Directors authorizing the transactions contemplated hereby, including the treatment of Company Stock Options, (v) the executed Written Consent by at least 70% of (1) the issued and outstanding shares of Company Stock (on an as-converted basis with respect to any shares of Company Preferred Stock held by such holder), voting together as a single class, (2) the Company Preferred Stock (on an as-converted basis), voting together as a single class, and (3) the Series B Preferred Stock (on an as-converted basis) (the “Required Stockholders”), and (vi) certificates of good standing (including tax good standing) issued by the Delaware Secretary of State and for each other state where the Company is qualified to do business, in each case dated as of a date no more than two (2) Business Days prior to the Closing Date;

(k) Reserved;

(l)   All outstanding Company Warrants are terminated as of or prior to the Closing or were exercised prior to or at the Closing, or the holder thereof shall have executed a Letter of Transmittal;

(m)   The Equityholder Representative shall have delivered to Parent a duly executed counterpart to the Paying Agent Agreement, in a form to be agreed between the Parent, the Equityholder Representative and the Paying Agent (the “Paying Agent Agreement”);

(n) The Company shall have delivered to Parent the Representative Confirmation Letters;

(o) The Indebtedness shall not exceed $15,450,000;

(p) All notices referenced on Schedule 8.02(i) shall have been delivered in form and substance reasonably satisfactory to Parent, and a copy of each such notice shall have been provided to Parent at or prior to the Closing;

(q) All consents and approvals referenced on Schedule 8.02(ii) shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect, and a copy of each such consent or approval shall have been provided to Parent at or prior to the Closing;

(r)   Each of the Contracts listed or described on Schedule 8.02(iii) are terminated as of or prior to the Closing, and the Company shall have delivered confirmation of such terminations to Parent in form and substance reasonably satisfactory to Parent.

Section 9.03. Conditions to the Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a) Each of Parent and Merger Sub shall have performed in all material respects (and, with respect to the issuance of the Aggregate Merger Consideration, in all respects) all of its respective obligations hereunder required to be performed by it at or prior to the Closing;

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement (except where any such representations and warranties expressly relate to a specific date prior to the date of this Agreement, then such representations and warranties will be true and correct in all material respects as of such date) and as of the Closing, (or, if such representations and warranties expressly relate to a specific date between signing and the Closing, then as of such date), except, in the case of this clause (ii) where the failure of such representations and warranties of the Company to be accurate at the Closing (or such other date), when taken as a whole, would not reasonably be expected to result in a Parent Material Adverse Effect or, with respect to the representation provided in Section 4.08 (Capitalization), it is not accurate in all material respects;

(c) The Company shall have received a certificate signed by an officer of Parent certifying as to Parent’s and Merger Sub’s satisfaction of the conditions set forth in Section 9.03(a) and 9.03(b);

(d) Parent and the Escrow Agent shall have delivered to the Equityholder Representative duly executed counterparts to the Escrow Agreement.

(e) Parent and the Paying Agent shall have delivered to the Equityholder Representative duly executed counterparts to the Paying Agent Agreement.

(f) Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

Article 10
Indemnification

Section 10.01. Indemnification by the Pro Rata Holders.

(a) Subject to the limitations set forth in this Article 10, the Pro Rata Holders shall, severally and not jointly, based on each Pro Rata Holder’s Pro Rata Share, from and after the Closing indemnify and hold harmless Parent and the Surviving Corporation and their respective Affiliates, officers, directors, representatives and employees (individually a “Parent Indemnified Person” and collectively the “Parent Indemnified Persons”) from and against any and all direct losses, costs, damages, fees, diminution of value, liabilities, costs of investigation, Taxes and expenses, including costs and expenses arising from claims, demands, actions, causes of action and settlements, reasonable fees and expenses of lawyers, experts and other professionals (in each case, including reasonable fees and expenses incurred in connection with a Third Party Claim or a successful claim for indemnification hereunder, and excluding any punitive damages, other than those awarded by a court to a third party in a Third Party Claim and for purposes hereof) (collectively, “Damages”), incurred by the Parent Indemnified Persons, resulting from or arising out of:

(i) any failure of any of the representations and warranties given or made by the Company in this Agreement, the Company Disclosure Schedule or the Company Certificate to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date), except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall have been true and correct on and as of such specified date or dates;

(ii) all Covered Taxes;

(iii) any breach of any covenant or agreement made by the Company in this Agreement;

(iv)  Reserved;

(v)   any inaccuracies in the Allocation Schedule, including any Transaction Expenses or Indebtedness of the Company or any Acquired Company not reflected in the Estimate Statement;

(vi)  any fraud, willful breach or intentional misrepresentation by or on behalf of the Company (including by a Pro Rata Holder on behalf of the Company), by the Pro Rata Holder with respect to any representation it has made under its respective Letter of Transmittal, or of which the Pro Rata Holder had or has knowledge; (provided, however, that with respect to any willful breach or intentional misrepresentation by or on behalf of a specific Pro Rata Holder with respect to any representation it has made under its respective Letter of Transmittal or of which the Pro Rata Holder had or has knowledge, the indemnification shall be made solely by such Pro Rata Holder);

(vii) any liability pursuant to indemnification undertakings granted by any of the Acquired Companies to directors or officers of the Acquired Companies in connection with the period prior to the Closing Date;

(viii) claims by or purportedly on behalf of any current or former holder of Company Securities or equity interests in an Acquired Company related to or in connection with (i) the invalidity of the execution of this Agreement, (ii) such Person’s status or alleged status as a holder of Company Securities or equity interests in an Acquired Company Equity Interests at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, or (iii) the allocation of the Aggregate Closing Consideration, Aggregate Merger Consideration or any portion thereof; and

(ix) any claim or threatened claim against a Parent Indemnified Person by any Equityholder relating to any alleged action or failure to act on its behalf by the Equityholder Representative.

Notwithstanding anything in this Agreement to the contrary (but subject to the second sentence of this paragraph), for the purposes of determining whether a breach has occurred and the amount of Damages resulting from or arising out of such breach, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded. Notwithstanding anything to the contrary herein, (i) a representation or warranty that contains any “material”, “material respects”, “Material Adverse Effect” or any similar term, qualification or limitation shall be deemed to have been given with such qualification for purposes of determining whether there has been any fraud, intentional misrepresentation or willful breach with respect to such representation or warranty herein, (ii) this provision shall not apply to the use of, or definition of, “Material Contract” and (iii) this provision shall not apply to the reference to “Material Adverse Effect” in the representations and warranties set forth in Sections 3.07 and 3.25.

(b) Survival of Representations and Warranties. All representations and warranties made by the Company herein, or in the Company Disclosure Schedule or any certificate delivered by the Company pursuant to this Agreement, shall survive the execution and delivery of this Agreement, the Closing Date and shall survive through the Escrow Termination Date; provided, however, that any claims for indemnification (x) (i) arising with respect to the Company’s representations set forth in (A) Section 3.01 (Organization), 3.02 (Authority, Validity and Effect), 3.05 (Capitalization), 3.08 (Taxes) , and 3.21 (Brokers) (together, the “Fundamental Representations”), or (ii) involving fraud, willful breach or intentional misrepresentation, shall survive until the expiration of the applicable statute of limitations, and (y) arising with respect to the Company’s representations set forth in Section 3.12 (Intellectual Property) (the “IP Representations”), shall survive the Closing until the date that is thirty-six (36) months following the Closing Date. There shall be no termination of any representation or warranty as to which a claim has been asserted by Parent under a duly served Officer’s Certificate prior to the termination of such survival period. All covenants and agreements (whether by the Parent, Merger Sub or the Company) shall survive indefinitely or for such shorter period explicitly specified therein, except that such covenants and agreements that survive for such shorter period, shall survive indefinitely or until the latest date permitted by Applicable Law for the purposes of indemnification hereunder or for the purpose of any claims on account of the payment of the Aggregate Merger Consideration. The date of expiration of a claim for indemnification under this Agreement is referred to as such claim’s “Expiration Date.”

(c) Threshold for Claims. No claim for Damages shall be made under Section 10.01(a) unless the aggregate amount of Damages exceeds $100,000 (the “Threshold”), in which case the Parent Indemnified Person shall be entitled to seek compensation for all Damages only in excess of the Threshold. Notwithstanding the above, the Threshold shall not apply with respect to (i) any Damages arising from or related to any claims for indemnification based on a breach or an inaccuracy of the Fundamental Representations, or (ii) for the avoidance of doubt, any matter described under Section 10.01(a)(ii) through (ix) (each, a “Special Claim”).

(d) Cap on Indemnification by Pro Rata Holders.

(i) The aggregate amount to be paid by each Pro Rata Holder for claims for Damages made under Section 10.01(a)(i) shall not exceed an amount equal to such Pro Rata Holder’s Pro Rata Share of the Escrow Amount (the “Cap”). For the avoidance of doubt, the Cap shall not apply to any Damages arising from, or directly or indirectly related to, any Special Claim.

(ii) Notwithstanding anything herein to the contrary, (x) in no event shall a Pro Rata Holder be responsible for Damages under this Agreement in excess of the amount of Aggregate Merger Consideration such Pro Rata Holder has actually received hereunder, including, without duplication, Pro Rata Holder’s portion of the Escrow Amount, and (y) any indemnification obligation of a Pro Rata Holder under this Agreement shall be (I) first satisfied by the forfeiture of Parent Shares in the Escrow Account, and (II) in the forfeiture of Parent Shares held by such Pro Rata Holder, unless (1) such Pro Rata Holder and the applicable Parent Indemnified Person have resolved otherwise or (2) such Pro Rata Holder does not hold any Parent Shares on the date on which it is required to pay an indemnification payment to a Parent Indemnified Party hereunder.

(iii) Notwithstanding anything to the contrary contained herein, the amounts that a Parent Indemnified Person recovers from the Escrow Account for indemnification involving a Special Claim shall not reduce the amount that a Parent Indemnified Person may recover directly from the Pro Rata Holders with respect to claims that are not claims for indemnification involving Special Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification in the event that Damages resulting from a Special Claim are first satisfied from the Escrow Account and such recovery fully depletes the Escrow Account, the maximum amount recoverable directly from the Pro Rata Holders by a Parent Indemnified Person pursuant to a subsequent claim that is not a Special Claim shall continue to be the full dollar value of the Escrow Account irrespective of the fact that the Escrow Account was used to satisfy such Special Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made.

(e) For purposes of calculating the number of Parent Shares to be returned by a Pro Rata Holder for claims of Damages to the applicable Parent Indemnified Person, if and as applicable, each Parent Share shall be valued at the average closing price per Parent Share on the principal trading market of the Parent Shares (as reported by such trading market) for the five (5) trading days prior to the date of return or, if the Parent Shares are not then listed or quoted on a trading market, then the price per Parent Share as of the date hereof.

Section 10.02. Indemnification Claims.

(a) To recover Damages under the indemnification obligations of the Pro Rata Holders set forth in Section 10.01, the Parent must deliver to the Equityholder Representative on or before the applicable Expiration Date a certificate signed by an officer of Parent (an “Officer’s Certificate”) stating that a Parent Indemnified Person has incurred or accrued or reserved, or in good faith believes that it may incur, pay, reserve or accrue, Damages and for which indemnification from the Pro Rata Holders is sought, as set forth in Section 10.01 (including an estimate of the maximum amount thereof, to the extent reasonably ascertainable on the date of delivery of such Officer’s Certificate), and specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.

(b) The Equityholder Representative shall have a period of forty-five (45) days from and after delivery of any Officer’s Certificate to deliver to Parent a response, in which the Equityholder Representative shall: (i) agree that Parent is entitled to receive all of the requested Damages (in which case the response shall be accompanied by written notice executed by the Equityholder Representative instructing the Escrow Agent to disburse the requested Damages to Parent) or (ii) dispute or object that Parent is entitled to receive the requested Damages.

(c) If the Equityholder Representative does not deliver a response before the expiration of the forty-five (45) day period referred to in Section 10.02(b) disputing or objecting any claim or claims made in the Officer’s Certificate, Parent shall, subject to the provisions of this Article 10, be entitled to recover such Damages and, if the Escrow Account has not yet been released, receive from the Escrow Account a portion of such Escrow Account having a value equal to such Damages and such amount shall no longer be payable to the Pro Rata Holders.

(d) If the Equityholder Representative disputes or objects any claim or claims made in any Officer’s Certificate, Parent shall have forty-five (45) days to respond in a written statement to the objection of the Equityholder Representative. If after such forty-five (45) day period there remains a dispute as to any claims, the Equityholder Representative and Parent shall attempt in good faith for forty-five (45) days to agree upon the rights of the respective parties with respect to each of such claims (the “Claims Period”). If the Equityholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by Parent and the Equityholder Representative and shall be delivered to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum for the release of any portion of the Escrow Account to Parent in accordance with the terms of such memorandum and the Escrow Agreement.

Section 10.03. Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 10.02(d), either Parent or the Equityholder Representative may initiate formal legal action with the applicable court in accordance with Section 13.05 and Section 13.06 to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement (including, for purposes of this Section, any Parent Indemnified Person), and notwithstanding anything in Article 10 hereof, the said parties and the Escrow Agent shall be entitled to act in accordance with such decision. Any indemnification payments which a Pro Rata Holder is liable to pay to a Parent Indemnified Parent under this Agreement (and in accordance with its terms, including Section 10.02 above) shall be made promptly by the Pro Rata Holder in accordance with the terms of this Agreement (including Section 10.02(d)), and the Pro Rata Holder shall cooperate with the Parent Indemnified Parent to make such payment in an efficient and effective manner.

Section 10.04. Third-Party Claims. In the event an executive officer of Parent gains actual knowledge of a third-party claim which it believes may result in an indemnification claim under Article 10 (a “Third Party Claim”), Parent shall promptly notify the Equityholder Representative of such claim in a notice that shall contain any and all information that is required under Section 10.02 with respect to an Officer’s Certificate (provided that any failure to timely deliver such notice shall not affect a Parent Indemnified Person’s rights hereunder except to the extent that the Pro Rata Holders are prejudiced by such failure). Parent shall have the right in its sole discretion to defend or settle any such claim; provided, however, that if Parent settles any such claim without the prior written consent of the Equityholder Representative (which consent shall not be unreasonably withheld, delayed or conditioned), then such settlement shall not be conclusive evidence of the amount of Damages incurred in connection with such claim or that such Damages are indemnifiable hereunder. The Equityholder Representative shall be entitled, on behalf of the Pro Rata Holders, at his/its/their expense, to participate in the investigation, defense and settlement of any such Third Party Claim and to assist with the defense thereof; provided, that, if the Equityholder Representative wishes to so assist with the investigation, defense and settlement of such Third Party Claim, it shall provide notice to Parent of its intent to do so within twenty-one (21) days of its receipt of the Third Party Claim Notice. In the event that the Equityholder Representative has provided its prior written consent to any such settlement (including to the settlement amount under such settlement), the Equityholder Representative shall have no power or authority to object under Section 10.02 or any other provision of this Article 10 to the amount of any claim by Parent against the Escrow Account for indemnity with respect to such settlement. If Parent exercises it right to participate in the defense or settlement of a Third Party Claim, Parent shall keep the Equityholder Representative reasonably apprised of any material development in such claim, and promptly provide to the Equityholder Representative with information reasonably requested by the Equityholder Representative to evaluate such Third Party Claim; provided that Parent shall not be required to provide any information that is subject to attorney-client privilege, attorney work product protection, or other confidentiality or privilege to the extent doing so, as reasonably determined by Parent or its counsel, would cause such privilege or protection to be waived.

Section 10.05. Effect of Indemnification Payments. All indemnification payments made pursuant to this Article 10, including the return of Parent Shares, shall be treated for all purposes as adjustments to the Aggregate Merger Consideration.

Section 10.06. Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of any Acquired Company or the Pro Rata Holders contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Parent to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

Section 10.07. Additional Limitation. Notwithstanding anything to the contrary in this Agreement, no Pro Rata Holder may make any claim for indemnification in his or her capacity as an Equityholder by reason of the fact that such Pro Rata Holder was a controlling person, director, officer, member, manager, employee or representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Damages of any kind or otherwise and whether such claim is pursuant to an Acquired Company’s Governing Documents or any Applicable Law, Order, Contract or otherwise) with respect to any claim for indemnification brought by a Parent Indemnified Person against the Pro Rata Holders under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby, or that is based upon any facts or circumstances that form the basis for a claim for indemnification by a Parent Indemnified Person, provided, however, that it is hereby expressly stated the above limitation shall not include or apply to any rights to continuing indemnification as provided in Section 7.02 above.

Section 10.08. Exclusive Remedy. From and after the Closing, the indemnification provided in this Article 10 shall be the sole and exclusive remedy of the Parent Indemnified Persons with respect to any matters arising under or relating to this Agreement and any Transaction Document and the transactions contemplated by this Agreement and the Transaction Documents and the only legal action that may be asserted by any Parent Indemnified Person with respect to any matter that is the subject of this Article 10 shall be a contract action to enforce, or to recover damages for the breach of, this Article 10. Notwithstanding the foregoing, injunctive relief may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement and each party hereto shall be entitled to seek specific performance by the other of the obligations hereunder in accordance with and subject to the provisions of this Agreement.

Section 10.09. Obligations to Mitigate Damages. Each Parent Indemnified Person shall take, and Parent shall cause all other Parent Indemnified Persons to take, commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event that could reasonably be expected to give rise to Damages. In the event that an insurance recovery is made by any Parent Indemnified Person with respect to any Damages for which any such Parent Indemnified Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of costs and expenses actually incurred in recovering such amounts, as determined in good faith by such Parent Indemnified Person) shall be made promptly to the Pro Rata Holders provided that no Parent Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recovery.

Section 10.10. Indemnification by a Specific Pro Rata Holder. In the case of any claim for indemnification against a specific Pro Rata Holder on account of such Pro Rata Holder breaching the representations and warranties provided by it under the Letter of Transmittal shall be brought against the specific Pro Rata Holder, in which case, and with respect to Damages exceeding the Pro Rata Portion of such Pro Rata Holder of the Escrow Amount, any reference to the Equityholder Representative’s role in such process shall be disregarded, unless specifically agreed to by the respective Pro Rata Holder and the Equityholder Representative.

Article 11
Equityholder Representative

Section 11.01. Equityholder Representative.

(a) By virtue of the approval and adoption of this Agreement and the Merger by the Required Stockholder Vote and the delivery of the Written Consent, and without further action of any Equityholder, each Equityholder shall be deemed to have irrevocably constituted and appointed Ranan Grobman (which, by execution of this Agreement, hereby accepts such appointment) to act as the Equityholder Representative and as the sole, exclusive agent and attorney-in-fact for and on behalf of the Equityholders (in their capacity as such), for all purposes in connection with this Agreement, the Transaction Documents and any other agreements ancillary hereto, with full power of substitution, including without limitation (i) to execute and deliver on behalf of the Equityholders any amendment, consent or waiver under this Agreement and the other Transaction Documents, (ii) to assert, and to agree to resolution of, all claims and disputes hereunder or thereunder, (iii) to retain legal counsel and other professional services, at the expense of the Equityholders, in connection with the performance by the Equityholder Representative of this Agreement and the other Transaction Documents, (iv) to execute and deliver on the Equityholders’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement and the other Transaction Documents, (v) to make and receive notices and other communications pursuant to this Agreement, including any notice or communications under Article 10 hereof, and the other Transaction Documents and service of process in any Action arising out of or related to this Agreement and the other Transaction Documents, (vi) to negotiate, settle or compromise any Action arising out of or related to this Agreement or the other Transaction Documents or any of the transactions hereunder or thereunder, including to take any action (or determine not to take action) in connection with the defense, prosecution, settlement, compromise or other resolution of any claim of any right under this Agreement, and (vii) to do each and every act and exercise all rights that are either (x) necessary or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing or (y) specifically mandated by the terms of this Agreement or the other Transaction Documents. The Equityholder Representative shall use reasonable efforts to keep the Equityholders reasonably informed with respect to actions of the Equityholder Representative pursuant to the authority granted to the Equityholder Representative under this Agreement which actions have a material impact on the amounts payable to the Equityholders.

(b) The Equityholder Representative shall not be liable to any Pro Rata Holder for any act done or omitted in connection with the acceptance or administration of the Equityholder Representative’s responsibilities hereunder, under the Escrow Agreement or under the Paying Agent Agreement, while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of such good faith. The Pro Rata Holders shall jointly and severally indemnify the Equityholder Representative, defend the Equityholder Representative and hold the Equityholder Representative harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel) (collectively, “Representative Losses”) actually incurred by the Equityholder Representative, arising out of or in connection with the acceptance or administration of the Equityholder Representative’s duties hereunder, under the Escrow Agreement or under the Paying Agent Agreement, in each case as such Representative Loss is suffered or incurred; except in the event that any such indemnified Representative Loss is finally adjudicated to have been directly caused by the fraud, bad faith, gross negligence or willful misconduct of the Equityholder Representative, the Equityholder Representative will reimburse the Pro Rata Holders the amount of such indemnified Representative Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. Any such Representative Losses may be recovered by the Representative from the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Pro Rate Holders and directly from the Pro Rata Holders. In no event will the Equityholder Representative be required to advance or risk its own funds on behalf of the Pro Rata Holder or otherwise, or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement or the transactions contemplated hereby or thereby. Furthermore, the Equityholder Representative shall not be required to take any action unless the Equityholder Representative has been provided with funds, security or indemnities which, in its reasonable determination, are sufficient to protect the Equityholder Representative against the costs, expenses and liabilities which may be incurred by the Equityholder Representative in performing such actions. The Equityholder Representative shall be entitled to: (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Pro Rata Holders or party hereto or to the Transaction Documents. The Pro Rata Holders acknowledge and agree that the foregoing indemnities and immunities will survive the resignation or removal of the Equityholder Representative and the Closing and/or the termination of this Agreement, the Escrow Agreement or the Paying Agent Agreement.

(c) The power of attorney granted in this Article 11 and the powers, immunities and rights to indemnification granted to the Equityholder Representative hereunder: (i) are coupled with an interest and shall be irrevocable, may be delegated by the Equityholder Representative and shall survive the death or incapacity of each Equityholder and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(d) The Equityholder Representative may resign at any time or may be changed by the Equityholders constituting a majority in interest of the aggregate Pro Rata Share of all Equityholders as of such time (including in the event of the death, disability or other incapacity of an Equityholder Representative that is an individual), and, following the provision of notice to Parent, the newly appointed representative shall be the Equityholder Representative for all purposes hereunder, and any such successor shall succeed the Equityholder Representative as the Equityholder Representative hereunder. Neither the removal of, nor the appointment of a successor to, the Equityholder Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Equityholder Representative, which shall continue to be effective and binding on the Equityholders. For the avoidance of doubt, any compromise or settlement of any matter by the Equityholder Representative hereunder shall be binding on, and fully enforceable against, all Equityholders. No bond shall be required of the Equityholder Representative.

(e) A decision, act, consent or instruction of the Equityholder Representative hereunder shall constitute a decision, act, consent or instruction of all of the Equityholders and shall be final, binding and conclusive upon each of the Equityholders and their respective successors, and all defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Equityholder Representative taken in good faith under this Agreement or the Escrow Agreement are waived. Parent, Merger Sub and, after the Effective Time, the Surviving Corporation, may rely upon any such decision, act, consent or instruction of the Equityholder Representative as being the decision, act, consent or instruction of each and every such Equityholder. Each Equityholder hereby agrees that for any Action arising under this Agreement or any other Transaction Document, such Equityholder may be served legal process by registered mail to the address set forth in Section 13.01 for the Equityholder Representative (or any alternative address designated to the parties in writing by the Equityholder Representative), and that service in such manner shall be adequate and such Equityholder shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. Each Equityholder shall promptly provide written notice to the Equityholder Representative of any change of address of such Equityholder.

(f) Each Equityholder, by its acceptance of its share of the Aggregate Merger Consideration as set forth in the Allocation Schedule, to the extent payable, payable hereunder, accepts and agrees to be bound by the provisions set forth in this Article 11.

Article 12

Termination

Section 12.01. Grounds for Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the Stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Closing shall not have been consummated on or before February 15, 2025 (such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to Parent, if Parent’s or Merger Sub’s, or to the Company, if the Equityholder Representative’s or the Company’s, breach of any provision of this Agreement results in the failure of the Closing to occur by such date; or

(ii) there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or enjoins the Company or Parent from consummating the transactions contemplated hereby, or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(c) by the Company if there has been a misrepresentation, breach of warranty or breach of covenant or other agreement set forth in this Agreement by Parent or Merger Sub that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and either (A) Parent is not using its commercially reasonable efforts to cure such misrepresentation or breach as promptly as reasonably practicable or (B) such condition is incapable of being satisfied by the End Date; and

(d) by Parent if:

(i) there has been a misrepresentation, breach of warranty or breach of covenant or other agreement set forth in this Agreement by the Company that would cause the conditions set forth in Section 9.02(a), Section 9.02(b) or Section 9.02(c) to not be satisfied, and either (A) the Company is not using its reasonable best efforts to cure such misrepresentation or breach as promptly as reasonably practicable or (B) such condition is incapable of being satisfied by the End Date;

(ii) there shall have been an intentional and material breach of Section 5.07;

(iii) if there shall have occurred a Company Material Adverse Effect; or

(iv)  if the executed Written Consent by the Required Stockholders shall not have been obtained within twenty-four (24) hours of the execution and delivery of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 12.01 (other than pursuant to Section 12.01(a)) shall give notice of such termination to the other party.

Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without Liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of another party or (ii) failure of either party to perform a covenant hereof, such failing party shall be fully liable for any and all damages incurred or suffered by any other party as a result of such failure. The provisions of this Section 12.02, Section 8.03, Section 13.03, Section 13.04, Section 13.05, Section 13.06, and Section 13.09 shall survive any termination hereof pursuant to Section 12.01.

Article 13
Miscellaneous

Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent, Merger Sub or the Surviving Corporation, to:

Hub Cyber Security Ltd.

2 Kaplan St.
Tel Aviv 6473403, Israel

Attention: Tuvia Grossman, General Counsel and Chief Legal Officer
E-mail: tuvia.grossman@hubsecurity.io

with a copy to (which shall not constitute notice):

Goldfarb, Gross, Seligman & Co.

One Azrieli Center, Round Building

Tel-Aviv 67021, Israel

Attention: Adam M. Klein; Daniel P. Kahn

Email: adam.klein@goldfarb.com; daniel.kahn@goldfarb.com

if to the Company or the Equityholder Representative, to:

Ranan Grobman
Attention: Ranan Grobman
E-mail: ranan@shefacap.com

or, in each case, to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. Israel Time and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day. It is agreed that, unless agreed by he/she/it otherwise, any notices delivered to the Equityholder Representative must be delivered solely by email.

Section 13.02. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Parent, the Company (or the Surviving Corporation following the Closing) and the Equityholder Representative; provided, however, that after the receipt of the Required Stockholder Vote, and prior to the Effective Time, no amendment to this Agreement shall be made which by Applicable Law requires further approval by the Stockholders without first obtaining such further approval by the Stockholders. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by each party against whom the waiver is to be effective, provided, however, that the right of the Company that has accrued prior to the Effective Time or of any Equityholder may be waived without the consent of the Equityholder Representative. No failure or delay by in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein (including, for the removal of doubt, as provided in Article 10 and in Section 10.08 thereto and the limitations provided therein with respect to any recovery of Damages on the part of any Parent Indemnified Person), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.04. Successors and Assigns; No Third-Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further, that (a) Parent and Merger Sub, or, after the Effective Time, the Surviving Corporation, as the case may be, may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of Parent’s Affiliates at any time and (ii) after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve any such assigning party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the assigning party. Except as expressly provided herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto, the Equityholders (following the Effective Time) and their respective successors and assigns.

Section 13.05. Governing Law. This Agreement and all Actions arising out of or relating to this Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel, without regard to the conflicts of law rules of such state, except that (i) the internal affairs of the corporations party hereto that are organized and existing under the DGCL and (ii) all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the DGCL, shall be governed by the DGCL.

Section 13.06. Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts in Tel-Aviv, Israel. Each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.08. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 13.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.10. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 13.06, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. If, prior to the End Date, any party brings Action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by: (i) the amount of time during which such Action is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such Action, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

HUB CYBER SECURITY LTD.

By:	/s/ Azriel Moskovich
	Name:	Azriel Moskovich
Title:

BST MERGER SUB, INC.

By:	/s/ Azriel Moskovich
	Name:	Azriel Moskovich
	Title:	Authorized Signatory

BLACKSWAN TECHNOLOGIES, INC.

By:	/s/ Ranan Grobman
	Name:	Ranan Grobman
	Title:	Director

Ranan Grobman, in his capacity as the Equityholder Representative

By:	/s/ Ranan Grobman